UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

April 17, 2020

Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 28, 2020, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 30, 2020 are entitled to vote at the 2020 Annual Meeting of Stockholders.
As described in the accompanying Notice and Proxy Statement, you will be asked (i) to elect six Directors for a one-year term expiring in 2021, (ii) to approve the proposed Amended and Restated Equity and Incentive Plan, (iii) to vote on a non-binding resolution to approve the compensation paid to the Company's Named Executive Officers, and (iv) to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2020.
Employers Holdings, Inc.'s Annual Report for the year ended December 31, 2019 is available at www.proxydocs.com/eig.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.
I look forward to seeing you at the Annual Meeting on May 28, 2020.

Sincerely,
Michael D. Rumbolz
Chair of the Board

America's small business insurance specialist.®
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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 28, 2020

The 2020 Annual Meeting of Stockholders of Employers Holdings, Inc. (the "Company") will be held on Thursday, May 28, 2020, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada* for the following purposes:
1.To elect six Directors to serve until the 2021 Annual Meeting of Stockholders;
2.To approve the proposed Amended and Restated Equity and Incentive Plan;
3.To hold an advisory (non-binding) vote to approve the compensation paid to the Company's Named Executive Officers;
4.To ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for the fiscal year ending December 31, 2020; and
5.To transact such other business as may properly come before the meeting or any postponement, adjournment, or other delay thereof.
Only holders of the Company's common stock as of the close of business on March 30, 2020 have the right to receive notice of, and to vote at, the 2020 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
By Order of the Board of Directors,
Lori A. Brown
Executive Vice President, Secretary and Chief Legal Officer

April 17, 2020
YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED AND DATED PROXY CARD.

*Due to the emerging public health impact and as part of our precautions regarding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the 2020 Annual Meeting of Stockholders may be held solely by means of remote communication (a virtual meeting). If we determine that a change to a virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.

America's small business insurance specialist.®
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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

i

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2020 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
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Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 28, 2020
Place	10375 Professional Circle Reno, Nevada 89521
Record date	March 30, 2020
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
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Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR THE DIRECTOR NOMINEES	4
Other Management Proposals:
Approval of proposed Amended and Restated Equity and Inventive Plan	FOR	16
Advisory (non-binding) vote to approve executive compensation	FOR	26
Ratification of Ernst & Young LLP as independent auditor for 2020	FOR	57
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Board Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	BGNC	FC	CC	EC	RC
Richard W. Blakey	70	2005	Director and Private Investor	Yes			•	•	•
João "John" M. de Figueiredo	54	2019	Professor	Yes		•				•
Douglas D. Dirks	61	2005	President and CEO	—			•		•	•
James R. Kroner	58	2013	Consultant	Yes	•		•		•
Michael J. McColgan	64	2017	Director and Private Investor	Yes	•					•
Michael J. McSally	62	2013	Director and Private Investor	Yes	•				•

AC	Audit Committee	CC	Compensation Committee
FC	Finance Committee	EC	Executive Committee
RC	Risk Committee	BGNC	Board Governance & Nominating Committee

Attendance	Each of our directors attended at least 75% of the aggregate of the meetings of the Board of Directors (the "Board") and the committees of the Board on which such director served during 2019.
Director Elections	Each director nominee in an uncontested election is elected by a majority voting standard.
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Management Proposals
1.Approval of proposed Amended and Restated Equity and Incentive Plan. We are asking stockholders to approve the proposed Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan, which is an amendment and restatement of, and successor to, the Employers Holdings, Inc. Equity and Incentive Plan approved by our stockholders on May 21, 2015 that expires April 7, 2020. The Board recommends a FOR vote approving the proposed Amended and Restated Equity and Incentive Plan.
2.Advisory Resolution to Approve Named Executive Officer Compensation. We are asking stockholders to approve, on an advisory (non-binding) basis, our named executive officer ("NEO") compensation. The Board recommends a FOR vote because it believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
3.Ratification of Selection of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking stockholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2020. The Board recommends a FOR vote ratifying the selection of Ernst & Young LLP as our independent auditors for 2020.
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Overview of Our 2019 Executive Compensation Program
We believe our Program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;
•Aligns pay and performance by linking incentive compensation with combined ratio and adjusted return on stockholders' equity ("AROE"), which are key financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to AROE and stock price; and
•Discourages excessive or undue risk taking.
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Executive Compensation Elements
•Base salary
•Annual cash incentive bonuses
•Long-term incentives (performance shares ("PSUs") and restricted stock units ("RSUs"))
•Benefits and perquisites
•Employment agreements and compensation payable upon termination of employment, or in connection with a change in control
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Other Key Compensation Features
•No Change in Control Gross-Ups: We have no tax gross-up provisions related to change in control.
•No Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Company's equity and incentive plan.
•Robust Clawback Policy: We have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.

•Long-term Vesting and Performance Requirements: Our 2019 RSUs were granted with annual vesting over a four-year period, and our 2019 PSU awards cover a two-year performance period plus an additional one-year vesting period.
•Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain meaningful and competitive levels of Company stock ownership.
•No Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits such as supplemental executive retirement plans ("SERPs") or defined benefit pension plans.
•Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.
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2019 Named Executive Officers
•Douglas D. Dirks, President and Chief Executive Officer
•Michael S. Paquette, Executive Vice President, Chief Financial Officer
•Stephen V. Festa, Executive Vice President, Chief Operating Officer
•Tracey L. Berg, Executive Vice President, Chief Innovation Officer
•Lori A. Brown, Executive Vice President, General Counsel and Chief Legal Officer
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2019 Summary Compensation

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer	1,182,189	—	2,491,313	—	1,034,000	—	51,475	4,758,977
Michael S. Paquette Executive Vice President, Chief Financial Officer	490,719	—	733,141	—	294,000	—	48,333	1,566,193
Stephen V. Festa Executive Vice President, Chief Operating Officer	669,982	—	1,061,791	—	354,250	—	42,166	2,128,189
Tracey L. Berg Executive Vice President, Chief Innovation Officer	443,645	—	733,141	—	308,750	—	158,054	1,643,590
Lori A. Brown Executive Vice President, General Counsel and Chief Legal Officer	368,625	—	439,746	—	192,500	—	197,373	1,198,244
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EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
PROXY STATEMENT
This Proxy Statement, the accompanying proxy card and the 2019 Annual Report to stockholders of Employers Holdings, Inc. (the "Company" or "Employers Holdings") are being made available on or about April 17, 2020 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2020 Annual Meeting of Stockholders to be held on Thursday, May 28, 2020, and any postponement(s), adjournment(s), or other delay(s) thereof (the "Annual Meeting"). Due to the emerging public health impact and as part of our precautions regarding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication (a virtual meeting). If we determine that a change to virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission ("SEC") regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy. All holders of Employers Holdings common stock, par value $0.01 per share (the "common stock"), as of the close of business on March 30, 2020 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 30,463,568 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. On or about April 17, 2020, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice"), which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
If you own shares of common stock held in "street name" by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered "routine" or "non-routine" under New York Stock Exchange ("NYSE") rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. Proposal 4, the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm, is the only proposal at the Annual Meeting that is considered routine.
If your shares are held in "street name" and you wish to attend the Annual Meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting. If you hold your shares in "street name" and wish to vote by ballot at the Annual Meeting, you must bring a "legal proxy" from your bank or broker.

Seating will be limited at the Annual Meeting. All attendees will need to present a form of government-issued photo identification to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.
Directors are elected in an uncontested election by a majority voting standard, meaning the votes "for" a director nominee must exceed the votes "against" that director nominee. In the election of Directors, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to amend and restate the Employer Holdings, Inc. Amended and Restated Equity and Incentive Plan requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the non-binding vote to approve the compensation paid to the Company's Named Executive Officers requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the non-binding vote to approve the compensation paid to the Company's Named Executive Officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
You may vote your shares in any of the following ways:
•by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 27, 2020;
•by the Internet at http://www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 27, 2020;
•by signing and dating the enclosed proxy card and returning it to the Company as soon as possible (a postage prepaid envelope is included for your convenience); or
•in person by ballot at the Annual Meeting.
If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:
•delivering a written notice (before the Annual Meeting) revoking your proxy to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521;
•delivering a new proxy (before the Annual Meeting) bearing a date after the date of the proxy being revoked; or
•voting in person by ballot at the Annual Meeting.
All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted:
•FOR the election of six Director nominees to serve a one-year term expiring at the 2021 Annual Meeting of Stockholders;
•FOR approval of the proposed Amended and Restated Equity and Incentive Plan;
•FOR approval of the compensation paid to the Company's Named Executive Officers;
•FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2020; and
•at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.

In accordance with the Company's Bylaws, Michael D. Rumbolz, Chair of the Board, has appointed Kevin Kelly of Morrow Sodali LLC, or his designee, and Pamela Herlich of EQ Shareowner Services, or her designee, to be the inspectors of election at the Annual Meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the Annual Meeting and certify the results.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 28, 2020.
The Proxy Statement and Annual Report to stockholders are available at www.proxydocs.com/eig.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company's full Board currently consists of eleven directors. Prior to the 2019 Annual Meeting of Stockholders ("2019 Annual Meeting"), the directors were divided into three classes, designated Class I, Class II and Class III. The terms of office of such classes of directors are as follows: the Class I directors held office for a term expiring at the 2019 Annual Meeting; the Class II directors hold office for a term expiring at the 2020 Annual Meeting of Stockholders; and the Class III directors hold office for a term expiring at the 2021 Annual Meeting of Stockholders. Commencing with the 2019 Annual Meeting, directors will serve for terms expiring at the next succeeding annual meeting of stockholders. The division of directors into classes will terminate following the election of directors at the 2021 Annual Meeting of Stockholders, at which time all directors shall be elected to hold office for terms expiring at the next succeeding annual meeting of stockholders.
Prior to its February 2020 Board meeting, Michael D. Rumbolz, a current director and Chair of the Board, notified the Board of Directors that he would not seek re-election and, therefore, his service as a director would end following the Annual Meeting. The Board thanks Mr. Rumbolz for his distinguished service to the Company.
Mr. Rumbolz's decision not to stand for re-election prompted a review by our Board Governance and Nominating Committee of the Board's size and composition. After careful consideration, at its meeting on February 14, 2020, the Board, with each nominee abstaining on the vote for himself, approved the recommendation of the Board Governance and Nominating Committee that Richard W. Blakey, João "John" M. de Figueiredo, Douglas D. Dirks, James R. Kroner, Michael J. McColgan, and Michael J. McSally be nominated for election to a one-year term. All nominees are current members of the Board. In addition, acting on recommendation of the Board Governance and Nominating Committee, the Board decided to reduce its size from eleven to ten, effective following the Annual Meeting.
All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve. The nominees have consented to being named in this Proxy Statement and to serve as a Director if elected.
The current composition of the Board is:

Class I and II Directors (terms expiring at the 2020 Annual Meeting)	Richard W. Blakey
João "John" M. de Figueiredo
Douglas D. Dirks
James R. Kroner
Michael J. McColgan
Michael J. McSally
Michael D. Rumbolz

Class III Directors (serving until the 2021 Annual Meeting)	Prasanna G. Dhoré
Valerie R. Glenn
Barbara A. Higgins
Jeanne L. Mockard
Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessor, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of January 31, 2020, unless otherwise indicated.

Employers Holdings, Inc. became the name of the Company concurrent with its initial public offering and the completion of the conversion of EIG Mutual Holding Company ("EIG") from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Group, Inc. ("EGI"), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, a mutual insurance holding company ("EICN"), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company ("ECIC"), a wholly-owned subsidiary of EGI, began to operate under the Employers trade name when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates in 2002. Employers Preferred Insurance Company ("EPIC") and Employers Assurance Company ("EAC"), are wholly-owned subsidiaries of EGI and began to operate under the Employers trade name when we completed the acquisition of AmCOMP Incorporated ("AmCOMP") on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. Additionally, Cerity Group, Inc. ("CGI"), a wholly-owned subsidiary of EIG, and Cerity Services, Inc. ("CSI"), a wholly-owned subsidiary of CGI, were formed on May 22, 2018. Cerity Insurance Company ("CIC"), is a wholly-owned subsidiary of CGI and began to operate under the Cerity trade name shortly after we completed the acquisition of PartnerRe Insurance Company of New York on July 31, 2019.
Nominees for Election as Directors With Terms Expiring at the 2020 Annual Meeting
Richard W. Blakey, age 70, has served as a Director of Employers Holdings and its predecessor since their creation in April 2005. He was also a Director of EGI and its predecessors since their creation in April 2005 to May 2018, EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a retired board certified orthopaedic surgeon and currently serves as Chairman of the Board of Healthy Families Foundation. He is also a managing member of Tahoe Aviation, LLC. Dr. Blakey received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.
João (John) M. de Figueiredo, age 54, has served as a Director of Employers Holdings since April 2019. Dr. de Figueiredo has been a professor at Duke University since 2010 and is currently the Russell M. Robinson II Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also served as a strategic management consultant at Monitor Company. His research specializes in business and innovation strategies in regulated industries. His scholarly articles, papers, and reviews on strategy, innovation, economics, and business-government interactions have appeared in numerous scholarly and management journals in a variety of disciplines. Dr. de Figueiredo received a Ph.D. in Business and Public Policy from the University of California, Berkeley, an M.Sc. degree in Economics from the London School of Economics, and an A.B. degree from Harvard University, and he has been a Research Associate with the National Bureau of Economic Research since 2007.
Douglas D. Dirks, age 61, has served as a Director, President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005. He also serves as a Director and Chief Executive Officer of EICN (since December 1999), ECIC (since May 2002), EPIC (since November 2008), and EAC (since November 2008), EIG Services, Inc. (since November 2008), Elite Insurance Services, Inc. (since August 1999), CGI (since May 2018), CSI (since May 2018), and CIC (since August 2019). Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Governors of the American Property Casualty Insurance Association and Advisory Board of Kids Chance of America. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
James R. Kroner, age 58, has served as a Director of Employers Holdings since September 2013 and EGI from September 2013 to May 2018. Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd., which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner served on the Boards of Terra Industries Inc. and Global Indemnity plc and its U.S. insurance subsidiaries. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a Bachelor's Degree in International Relations from Northwestern University and a Master's Degree in Management from Northwestern University's Kellogg School of Management.
Michael J. McColgan, age 64, has served as a Director of Employers Holdings since July 2017 and EGI from July 2017 to May 2018. He also serves as a Director of Tufts Health Plan, Inc., Tufts Associated Health Maintenance Organization, Inc., and Tufts Associated Plans, Inc. Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP ("PwC") providing assurance, risk management, business advisory, and other services to clients primarily in the Financial Services Industry. During his 38 year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, including serving as the East Region Assurance Leader, the firm's largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC's largest insurance company clients. Mr. McColgan received a Bachelor's degree in accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
Michael J. McSally, age 62, has served as a Director of Employers Holdings since September 2013 and EGI from September 2013 to May 2018. Mr. McSally retired in 2010 and is currently a private investor with a focus on insurance and related businesses. In May 2016, Mr. McSally became a director of IAT Insurance Group. From December 2013 to October 2018, Mr. McSally was the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally has served in various executive positions for OneBeacon Insurance Group, John Hancock Financial Services, Commercial Union Insurance Company, and York Insurance Group. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a Bachelor's Degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE.

Continuing Directors Whose Terms Expire at the 2021 Annual Meeting
Prasanna G. Dhoré, age 58, has served as a Director of Employers Holdings since October 2015 and EGI from October 2015 to May 2018. Mr. Dhoré is the Chief Data and Analytics Officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies. Prior to joining Equifax in 2012, Mr. Dhoré served as Vice President of Global Customer Intelligence of Hewlett Packard. He also served as Senior Vice President of Mellon Financial Corporation and Executive Vice President of Dreyfus Service Corporation. Mr. Dhoré received a Master of Science Degree in Statistics and Operations Research from New York University's Leonard N. Stern School of Business, a Masters of Business Administration Degree from Kansas State University, and a Bachelor of Science Degree in Mechanical Engineering from University of Mysore and is a Chartered Financial Analyst ("CFA").
Valerie R. Glenn, age 65, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI from February 2007 to May 2018. Ms. Glenn was President and CEO and majority owner of MPR, a Nevada corporation, (dba The Glenn Group, a privately held marketing communications firm in Nevada; and dba Wide Awake, a national marketing communications firm focused on the gaming and hospitality industries). After nearly 50 years in business, Ms. Glenn announced her retirement and closed the business on March 1, 2019. Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which published the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada, Reno-Sparks Chamber of Commerce, Nevada Women's Fund, and University of Nevada College of Business Advisory Board. She currently serves as the Immediate Past President of the Nevada Chapter of the International Women's Forum. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree.
Barbara A. Higgins, age 53, has served as a Director of Employers Holdings since March 2018 and EGI from March 2018 to May 2018. Since August 2017, Ms. Higgins has served as the Chief Customer Officer of Duke Energy Corporation with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience and had also served as its Customer Experience Advisor. Previously, from May 2015 to August 2017, she was a consultant. Ms. Higgins served as Chief Customer Officer for Allstate Insurance Company from May 2011 to April 2015. Prior to that, she led Customer Experience at United Airlines, Inc., following a nearly 19 year career at The Walt Disney Company ("Disney") where she served in every Disney-owned and operated theme park location worldwide. From 2013 to the end of 2018, she served as a Director at DeVry University and was an advisory board member from November 2011-2013. Ms. Higgins received her Bachelor of Science Degree from Cornell University, School of Hotel Administration and her MBA from the University of Florida, Warrington College of Business Administration.
Jeanne L. Mockard, age 56, has served as a Director of Employers Holdings since March 2018 and EGI from March 2018 to May 2018. Since 2009, Ms. Mockard has been the Principle at JLM Capital and Consulting performing services as a consultant to financial and technology companies and as an investor in startup businesses. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. Ms. Mockard is a CFA and currently serves as a Director and member of the Finance Committee of Nuclear Electric Insurance Limited, Director of Silent Spring Institute, and as a member of the Endowment Committee for The Bryn Mawr School and Lutheran Deaconess Association. Ms. Mockard received a B.S. degree from Tufts University and an MBA from the University of Virginia, Darden School of Business.
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The Company's Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder's notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder's notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder's notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
Separate procedures have been established for stockholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection "Board Governance and Nominating Committee."
The Company's majority voting policy provides that a director nominee must receive a majority of votes cast, as contemplated by the Company's Bylaws, in order to be elected or reelected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive Proxy Statement with the SEC (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected (a contested election), then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for reelection in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures shall be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), shall evaluate the best interests of the Company and its stockholders and shall decide the action to be taken with respect to such offered resignation, which may include, without limitation: (i) accepting the resignation; (ii) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (iii) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (iv) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors shall consider all factors they deem relevant, including but not limited to: (i) any stated reasons why stockholders did not vote for such director; (ii) the extent to which the votes "against" exceed the votes "for" the election of the director and whether the votes "against" represent a majority of the Company's outstanding shares of common stock; (iii) any alternatives for curing the underlying cause of the "against" votes; (iv) the director's tenure; (v) the director's qualifications; (vi) the director's past and expected future contributions to the Company; (vii) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Rules; and (viii) whether such director's continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company shall, within four business days, disclose publicly in a document furnished or filed with the SEC the decision as to whether or not to accept the resignation offer. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.
A director who is required to offer his or her resignation in accordance with this policy shall not be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of this policy, "Qualified Independent Directors" means all directors who are (i) independent directors (as defined in accordance with the NYSE Rules) and (ii) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors, and each independent director who is required to offer his or her resignation in accordance with this policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election or reelection as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by this policy and, if applicable, shall offer to resign and shall resign if requested to do so in accordance with this policy (and shall, if requested, submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election).
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
During the year ended December 31, 2019, there were eight meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such Director served during 2019. The Company has the following standing committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, Finance Committee, and Risk Committee.
Directors are expected to attend the Annual Meeting. All Directors attended the 2019 Annual Meeting.
Board Committees
In 2010, the Board Governance and Nominating Committee recommended and the Board of Directors approved a process whereby the committee assignments and the chairs of various committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various committees and increase the depth of their experience. This process generally includes the requirement that an incoming chair of a committee must either be on the committee for at least one year before assuming the duties of the chair or must have prior experience on that committee. The changes to the committee and chair assignments generally occur each year following the Annual Meeting. The following table also summarizes the membership of the Board's standing committees and the independence of the Company's Directors.

Name of Director	Independent Director	Audit	Board Governance and Nominating	Finance	Compensation	Risk	Executive
Richard W. Blakey	Yes	—	—	✓	(C)✓	—	✓
Prasanna G. Dhoré	Yes	—	✓	—	—	(C)✓	✓
João "John" M. de Figueiredo	Yes	—	✓	—	—	✓	—
Douglas D. Dirks	—	—	—	✓	—	✓	✓
Valerie R. Glenn	Yes	—	(C)✓	—	✓	—	✓
Barbara A. Higgins	Yes	—	✓	—	✓	—	—
James R. Kroner	Yes	✓	—	(C)✓	—	—	✓
Michael J. McColgan	Yes	✓	—	—	—	✓	—
Michael J. McSally	Yes	(C)✓	—	—	—	—	✓
Jeanne L. Mockard	Yes	—	—	✓	✓	—	—
Michael D. Rumbolz	Yes	—	—	—	—	✓	(C)✓
Number of Meetings Held in 2019		10	6	4	8	5	0
(C) denotes committee chair
Audit Committee
This committee currently consists of Messrs. McSally, Chair, McColgan and Kroner. The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that each member of the Audit Committee is an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee assists the Board in monitoring the integrity of our financial statements, the adequacy of our system of internal controls, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 58. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit

Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this charter to any stockholder who requests it. The Audit Committee met 10 times in 2019.
Board Governance and Nominating Committee
This committee currently consists of Ms. Glenn, Chair, Ms. Higgins, Dr. de Figueiredo and Mr. Dhoré. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chair and Chief Executive Officer, and to oversee the evaluation of the Board and committees.
The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:
•as to each person the stockholder recommends as a Director:
◦the name, age, business address and residence address of the person;
◦the principal occupation or employment of the person;
◦the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and
◦the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
•as to the stockholder making the recommendation:
◦the name and record address of such stockholder;
◦the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;
◦a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and
◦any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
Such recommendation must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521.

Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee.
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the "Procedures") to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this charter to any stockholder who requests it. The Board Governance and Nominating Committee met six times in 2019.
Compensation Committee
This committee currently consists of Dr. Blakey, Chair, Ms. Glenn, Ms. Higgins, and Ms. Mockard. Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for Executive Officers. This committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and this committee or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 39.
The Compensation Committee retained the services of Pay Governance, LLC ("Pay Governance") to advise it. We paid Pay Governance $144,630 for executive compensation services that it performed for the Compensation Committee in 2019. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2019.
In January 2019, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE Listing Standards (as defined below) and any other factors deemed relevant by the Compensation Committee for this purpose.
The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the

Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this charter to any stockholder who requests it. The Compensation Committee met eight times in 2019.
Executive Committee
This committee currently consists of Mr. Rumbolz, Chair, Dr. Blakey, Messrs. Dhoré, Dirks, Kroner, McSally, and Ms. Glenn. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a committee evaluation in the years in which it meets. A copy of the Executive Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this charter to any stockholder who requests it. The Executive Committee did not meet in 2019.
Finance Committee
This committee currently consists of Mr. Kroner, Chair, Dr. Blakey, Mr. Dirks, and Ms. Mockard. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. A copy of the Finance Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this charter to any stockholder who requests it. The Finance Committee met four times in 2019.
Risk Committee
This committee currently consists of Mr. Dhoré, Chair, Dr. de Figueiredo, and Messrs. Dirks, McColgan, and Rumbolz. The Risk Committee provides high-level oversight of the most critical risks facing the Company and approves the Company's risk appetite and risk tolerances. The Risk Committee reviews and evaluates, at least annually, the performance of the Risk Committee and its members, including its compliance with the Risk Committee Charter. A copy of the Risk Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this charter to any stockholder who requests it. The Risk Committee met five times in 2019.
CORPORATE GOVERNANCE
The Board has adopted the Corporate Governance Guidelines of Employers Holdings, Inc. (the "Guidelines"), which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. The Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the "Listing Standards").
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chair of the Board Governance and Nominating Committee.

The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Mr. Dirks is not an Independent Director, and that each of Drs. Blakey and de Figueiredo, Messrs. Dhoré, Kroner, McSally, McColgan, and Rumbolz, and Ms. Glenn, Ms. Higgins, and Ms. Mockard are Independent Directors. Mr. Rumbolz, a current director, has notified the Board that he will not stand for re-election and, therefore, his current term as a Director will expire following the Annual Meeting.
Lead Independent Director Policy
The Guidelines provide that if the Chair of the Board is not an Independent Director, the Company's Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the "Lead Independent Director"). If the Chair of the Board is an Independent Director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. The Board is currently led by an Independent Chair of the Board, Mr. Rumbolz. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chair role should be held by an Independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Rumbolz, an Independent Director, serve as Chair is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on the management of the Company's day-to-day operations.
RISK OVERSIGHT
One of the Board's important functions is oversight of risk management. Risk is inherent in the business of the Company, and may include risk from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board's oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. While management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to the Company's strategy; and developing programs and recommendations to determine the sufficiency of risk identification and mitigation, the Board is responsible for promoting an appropriate culture of risk management and setting the tone at the top. The Board also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's management and the employees who report to them. The Board committees provide oversight under the direction of their respective chairs.
The Board adopted its Enterprise Risk Management ("ERM") program in 2011 and established its Risk Committee in 2016. The Risk Committee is responsible for the ERM program. The Company's Chief Risk Officer leads the Company's ERM effort and Information Security programs and reports directly to the CEO. This structure insures that the Company's most critical risks are effectively monitored and communicated to management and the Board. The Risk Committee focuses on the Company's ERM program including its framework, risk register and risk appetite. The Risk Committee also focuses on IT and cybersecurity risks, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies thereon.
While the Board and the Risk Committee have ultimate oversight responsibility for the risk management program, various committees of the Board also have specific responsibilities for risk management. The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of issues concerning internal controls, insurance premiums receivable, reinsurance recoverables, exposure to terrorism and catastrophes, and internal and external audit matters.

The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs and activities, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, committee charters and other policies at least annually. The Board Governance and Nominating Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its committees.
The Compensation Committee oversees the Company's overall benefit and compensation philosophy and executive compensation arrangements and is responsible for mitigating risk through responsible corporate governance. The Compensation Committee annually evaluates whether the Company's incentive compensation programs create material risks to the Company.
The majority of Directors sit on more than one committee and this overlap helps ensure that the risk responsibilities of the various committees are well coordinated. Each committee chair makes a report on committee activities to the Board at least quarterly, which enables all Board members to continually review and evaluate risks that could affect the Company.
SPECIFIC CONSIDERATIONS REGARDING 2020 NOMINEES AND CONTINUING DIRECTORS
The Board Governance and Nominating Committee considered the nominee's experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically each Director whose term is expiring. The Board Governance and Nominating Committee also reviewed the Board and committee evaluations, including individual peer-to-peer reviews, and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing elsewhere in this Proxy Statement. The Board Governance and Nominating Committee and the Board concluded that the nominees for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
2020 Nominees:
With respect to Dr. Blakey, the Board Governance and Nominating Committee and the Board considered in particular his past extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and director of several medical clinics, many of which share similar characteristics to the Company's small business customers. In addition, the Board Governance and Nominating Committee and the Board considered Dr. Blakey's service as a Director of the Company and its subsidiaries.
With respect to Dr. de Figueiredo, the Board Governance and Nominating Committee and the Board considered in particular his knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, and corporate regulatory and political strategy.
With respect to Mr. Dirks, the Board Governance and Nominating Committee and the Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as CEO of our insurance subsidiaries for many years, his service on insurance-related associations and foundations, his public service prior to joining the Company, and his extensive experience and expertise in the areas of management, accounting and finance. The Board Governance and Nominating Committee and the Board also considered Mr. Dirks' deep knowledge and understanding of the Company as a result of his service as our President and Chief Executive Officer and a Director, as well as his familiarity with the Company's history and culture, all of which allow him to provide an invaluable perspective during Board discussions.
With respect to Mr. Kroner, the Board Governance and Nominating Committee and the Board considered in particular his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly-traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investments, and investment banking.
With respect to Mr. McColgan, the Board Governance and Nominating Committee and the Board considered in particular his experience as a Partner at PwC and the various leadership positions held and his significant experience and expertise in the areas of assurance, risk management, and advising businesses primarily in the financial services industry.
With respect to Mr. McSally, the Board Governance and Nominating Committee and the Board considered in particular his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuarial science.
Continuing Directors:
With respect to Mr. Dhoré, the Board Governance and Nominating Committee and the Board considered in particular his experience as Chief Data and Analytics Officer of Equifax, Inc., his experience and expertise in the areas of big data analytics, customer engagement and development, customer insights, marketing, brand management, CRM, and strategic planning across technology, financial services and publishing verticals.
With respect to Ms. Glenn, the Board Governance and Nominating Committee and the Board considered in particular her leadership experience as the CEO and majority owner of a marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.
With respect to Ms. Higgins, the Board Governance and Nominating Committee and the Board considered in particular her more than 25 years of experience in customer relations management designing end-to-end strategies for measurement, valuation, improvement, risk assessment, communications, research, and engagement for large companies spanning from power, insurance, airlines, and world wide resorts, as well as her board experience.
With respect to Ms. Mockard, the Board Governance and Nominating Committee and the Board considered in particular her experience as a Principle and consultant to financial and technology companies and as an investor in startup businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any interested party desiring to communicate with the Chair of the Board or any other Director regarding the Company may contact such Director by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or committee, to which the communication is directed.

PROPOSAL 2
APPROVAL OF PROPOSED AMENDED AND RESTATED EQUITY AND INCENTIVE PLAN
BACKGROUND
Our current Amended and Restated Equity and Incentive Plan (the "2015 Equity Plan"), which expires April 7, 2020, provides us with a means to promote the interests of the Company and our stockholders by providing our officers, employees, non-employee directors, consultants, and independent contractors with appropriate incentives and rewards that encourage them to enter into and continue in our employ or service, and also by providing them with the opportunity to acquire a proprietary interest in our long-term success. The 2015 Equity Plan also allows the Company to reward individuals for their annual and long-range achievements. To enable the Company to continue to accomplish these purposes, our Board of Directors has approved the Amended and Restated Equity and Incentive Plan (the "Amended Equity Plan"), subject to approval by the Company's stockholders at the Annual Meeting. The Amended Equity Plan amends and restates the 2015 Equity Plan effective April 1, 2020. The Amended Equity Plan, including the material amendments made to the 2015 Equity Plan, is described below. If stockholders approve the Amended Equity Plan, it will remain in effect until April 1, 2030, which is the tenth anniversary of its effective date. If stockholders do not approve the Amended Equity Plan, then the Amended Equity Plan will not become effective, and the 2015 Equity Plan will continue to be administered without regard thereto. In any event, once the 2015 Equity Plan expires, no new grants may be made thereunder.
APPROVAL SOUGHT
At the Annual Meeting, we are asking the Company's stockholders to approve the Amended Equity Plan.
HIGHLIGHTS
Significant proposed amendments to the 2015 Equity Plan include the following:
•Reducing Maximum Number of Shares Issuable Under the Plan. Shares available for issuance will be reduced from 7,105,838 shares under the 2015 Equity Plan to 6,555,000 shares under the Amended Equity Plan, resulting in 1,984,335 shares remaining available for issuance under the Amended Equity Plan.
•Eliminating Liberal Share Counting. Shares withheld as payment of either the exercise or purchase price of an award, or for the payment of taxes with respect to an award, will not be available again for awards under the Amended Equity Plan.
•Extending the Term of the Amended Equity Plan until April 1, 2030. The 2015 Equity Plan expires April 7, 2020.
•Increasing the Performance-Related Individual Award Limits for Participants Other than Non-Employee Directors to $5,000,000 from $3,000,000 for any Calendar Year.
•Adding a Meaningful Limit to Non-Employee Director Compensation so that Total Compensation Per Non-Employee Director Per Calendar Year May Not Exceed $500,000.
•Incorporating into the Amended Equity Plan Several Best Pay Practices. Many of the following best pay practices had previously been, and remain, incorporated into our grant practices even though they had not been formalized in the 2015 Equity Plan.
•Dividend equivalents on RSUs and other stock-based awards will be contingent on the lapse of the award restrictions;
•No dividend equivalents may be paid on options or stock appreciation rights ("SARs"); and
•Minimum one-year vesting will apply to all plan awards, including, as amended, to awards granted to non-employee directors. However, with respect to RSUs, the plan administrator may grant awards covering up to five percent of the total number of shares authorized under the Amended Equity Plan, which awards would not be subject to this minimum vesting requirement. This vesting requirement had been generally applicable to awards under the Company’s grant practices, and also applied to several types of awards under the 2015 Equity Plan.

•Revising the Plan in Response to Amendments to Section 162(m) of the Internal Revenue Code ("Section 162(m)").
Continuation of Best Practice Features in the Amended Equity Plan
The Amended Equity Plan continues to incorporate the following best practices that had already been included in the 2015 Equity Plan:
•No Evergreen Provision (where shares authorized for issuance are automatically replenished);
•No Stock Option or SAR Repricing; and
•Substantial Clawback Requirements.
A description of the above amendments as well as the other material amendments to the plan are described in the "Description of Proposed Material Amendments Made to the 2015 Equity Plan" section below.
DESCRIPTION OF PROPOSED MATERIAL AMENDMENTS MADE TO THE 2015 EQUITY PLAN
The Amended Equity Plan is attached to this Proxy Statement as Appendix A, and is incorporated herein by reference. The following summaries of the equity and incentive plan, including its proposed amendments, are qualified in their entirety by reference to the full text of the attached Amended Equity Plan. A substantial number of the marked changes result from the reorganization of certain plan provisions, clarification and expansion of administrative procedures and legal requirements and several ministerial revisions.
Reduction of Maximum Number of Shares Issuable
The Company will be reducing the maximum number of shares authorized for issuance under the Amended Equity Plan.
As of March 31, 2020, we had 2,535,173 shares remaining available for issuance under the 2015 Equity Plan. Nevertheless, we are proposing that only 1,984,335 shares remain available for issuance under the Amended Equity Plan.
When our Board of Directors was considering adopting the Amended Equity Plan, it balanced the value to the Company of granting equity awards against the interests of our stockholders in ensuring responsible compensation practices and minimizing dilution. By reducing the number of shares reserved for issuance, we are demonstrating to our stockholders that we are committed to these responsible pay practices.
Elimination of Liberal Share Counting
Under the Amended Equity Plan (and different from the terms of the 2015 Equity Plan), shares used for tax withholding purposes for all plan awards or to pay the exercise or purchase price of options or other awards will no longer be available for future grants. However, as under the 2015 Equity Plan, if any outstanding award expires for any reason, or is cancelled, surrendered or exchanged, any unissued shares subject to the award will again be available for issuance under the Amended Equity Plan. Additional information regarding the shares reserved for issuance is provided in the "Summary of Remaining Material Provisions of the Amended Equity Plan," below.
Extending the Term of the Plan
The Amended Equity Plan is intended to succeed the 2015 Equity Plan, which will expire on April 7, 2020. If approved by the Company's stockholders at the Annual Meeting, the Amended Equity Plan will expire on the tenth anniversary of April 1, 2020, which is the effective date of the Amended Equity Plan.
Addition of Meaningful Limit on Non-Employee Director Compensation
The aggregate value of awards and any other compensation (including cash fees and retainers) granted to any non-employee director in any calendar year with respect to service on the Board of Directors may not exceed $500,000, based on the aggregate value, determined on the date of grant, of cash-based compensation and the fair market value of any stock-based awards, in each case determined as of the date of grant.

Increasing the Performance-Related Individual Award Limits for Participants Other than Non-Employee Directors
Together with adding a meaningful limit to non-employee director compensation, the Amended Equity Plan, unlike the 2015 Equity Plan, now explicitly sets out separate limits for executives and non-employee directors. The Amended Equity Plan provides that:
•No more than 1,000,000 shares underlying stock options or SARs may be granted to a participant (other than a non-employee director) in any consecutive 36-month period; and
•No more than 500,000 shares underlying any other award may be granted to a participant (other than a non-employee director) in any 36-month period.
Neither of the above limits have been increased from the 2015 Equity Plan, but they now explicitly exclude non-employee directors from their scope.
In addition, under the Amended Equity Plan, the maximum value of the aggregate payment that any participant (other than a non-employee director) may receive with respect to any cash-based performance awards under the plan, whether payable in cash or in shares of stock, will be increased to $5,000,000 from $3,000,000 in respect of any calendar year. This limit (which similar to the above limits now excludes non-employee directors) was increased to enable the Company to adequately compensate its executives over the plan’s 10-year term. Further, this limit previously applied to each performance-period, which under the 2015 Equity Plan could not be less than one calendar year. In conjunction with the amendments to Section 162(m) of the Internal Revenue Code ("Section 162(m)"), the definition of performance-period was amended to include periods that could be less than one year. Therefore, to ensure that the performance-based limit continued to apply to a period of at least one year, the Amended Equity Plan was revised to apply the performance-based limit to a calendar year instead of a performance-period. This change left the minimum length of that period unchanged from the 2015 Equity Plan.
Incorporating Best Practice Features
We are incorporating into the Amended Equity Plan several best practice features that have historically been components of our award granting practices, but that had not been memorialized in the terms of the 2015 Equity Plan. The following features have now been added to the Amended Equity Plan:
•Dividend equivalent rights will be forfeited unless and until the restrictions on the underlying RSUs and other stock-based awards have lapsed. A similar restriction on PSUs is already incorporated in the 2015 Equity Plan and remains in the Amended Equity Plan;
•A one-year minimum vesting requirement will apply to all plan awards, including, as amended, to awards granted to non-employee directors, but subject to certain very limited exceptions, such as replacement awards made to new employees and certain change in control provisions. However, with respect to RSUs, the plan administrator may grant awards covering up to five percent of the total number of shares authorized under the Amended Equity Plan, which awards would not be subject to this minimum vesting requirement; and
•Dividend equivalents may not be paid on options or SARs.
Revisions in Response to Amendments to Section 162(m) of the Internal Revenue Code
These revisions include the following:
Composition of the Compensation Committee
The plan administrator of the Amended Equity Plan, which is currently our Compensation Committee, will no longer be subject to the Section 162(m) outside director requirements. However, our Compensation Committee will continue to be required to satisfy the independence requirements established under the applicable SEC and NYSE standard requirements as well as the Company's standards for good corporate governance.
Performance Goal-Related Amendments
Under the 2015 Equity Plan, performance-based awards were generally structured to comply with Section 162(m). However, in response to the amendments to Section 162(m), with respect to all plan awards, the Compensation Committee may now select performance criteria that were previously not considered "performance-based" for purposes of Section 162(m). Further, timing of goal selection and procedures for determining whether goals have been achieved will not need to conform to the requirements of Section 162(m), although performance-based awards will continue to be structured to ensure that the awards are legitimately performance-based. In addition, as mentioned above, performance periods need no longer be for at least one calendar year. This amendment gives the Compensation Committee flexibility to select goals that are expected to be accomplished over shorter periods of time. Additional information regarding the performance goals is provided in the "Summary of Remaining Material Provisions of the Amended Equity Plan," below.
Expansion of Certain Plan Provisions
As described below, certain plan provisions have been expanded to provide more flexibility, add legal or administrative guidance, specify certain procedural details and add certain default provisions to awards for instances where the award agreement does not cover the applicable situation, such as default change in control and clawback provisions.
Change in Control Provisions
The Amended Equity Plan change in control provisions now provide more detail in describing the actions that may be taken upon the occurrence of a change in control (as defined in the Amended Equity Plan), add a default provision for non-employee director grants and expand the default provisions for performance-based awards generally. Specifically, under the Amended Equity Plan, the default provision for non-employee director grants provides that upon the occurrence of a change in control, if an award is assumed or substituted and the director is terminated at that time, then the award would become fully vested and if applicable, exercisable, all restrictions would lapse and performance-based awards would be paid out at 100% of target level of performance, and the default provision for performance-based awards generally, is now expanded to specify that payment would be made at 100% of target. The amended change in control provisions are set out in more detail below.
In General
Unless otherwise provided in an award agreement or in a Company change in control policy in effect at the time the applicable award is granted, in the event of a change in control, each outstanding award will be treated as the Compensation Committee determines without a participant's consent, including, that (1) awards will be assumed, or substantially equivalent awards will be substituted, with appropriate adjustments as to the number and kind of shares and prices; (2) upon written notice to a participant, the participant's awards will terminate upon or immediately prior to the consummation of the change in control; (3) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse prior to or upon consummation of the change in control, and, to the extent the Compensation Committee determines, terminate upon or immediately prior to change in control; (4) (a) an award will terminate in exchange for an amount of cash, property, or a combination thereof, equal to the amount that would have been received upon the exercise or realization of such award as of the occurrence of the change in control, or (b) an award will be replaced with other rights or property selected by the Compensation Committee; or (5) any combination of the foregoing.
Assumed Awards
With respect to awards that are assumed or substituted in connection with a change in control, in the event the participant's employment is terminated without cause during the 24-month period following the change in control, the award will become fully vested and exercisable, the restrictions and payment and forfeiture conditions will lapse, and any performance conditions imposed with respect to the awards will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.
Awards not Assumed
For awards not assumed or substituted in the change in control, awards will become fully vested and exercisable, and the applicable restrictions, and payment and forfeiture conditions will lapse, any performance conditions imposed with respect to the awards will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. In addition, options and SARs not assumed or substituted in the event of the change in control will be exercisable for a period of time determined by the Compensation Committee and will then terminate.

Non-Employee Director Awards
With respect to non-employee director awards, if the awards are assumed or substituted for, and on the date of or following such assumption or substitution the participant's status as a member of the Board or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise options and SARs as to all of the shares underlying such award, all restrictions on restricted stock, RSUs, PSUs, and other stock-based awards will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met, unless specifically provided otherwise under the applicable award agreement or other applicable agreement.
A description of the treatment of compensation paid to our Named Executive Officers in connection with a change in control is set out in the "Potential Payments Upon Termination of Change in Control" section on page 44.
Clawback and Forfeiture Provisions
The Amended Equity Plan expands the clawback and forfeiture provisions that were in the 2015 Equity Plan by adding actions that may be taken by the Company upon the occurrence of certain events, and incorporating restrictions that may be imposed by any Company clawback policy currently in effect or implemented in the future. A description of these provisions is provided below.
Harmful Conduct
Under the Amended Equity Plan, if the participant engages in conduct considered harmful under the terms of the plan prior to or following termination of employment, the participant may be required to forfeit any then outstanding award, and may be required to return to the Company, without consideration (other than any amount paid by the participant with respect to such award), any shares of stock owned by the participant that were previously subject to an award and any cash amounts previously paid to the participant with respect to an award. If the participant has previously sold or disposed of the applicable shares during the 12-month period preceding the participant engaging in harmful conduct, the Company may require the participant to repay to the Company the value of these shares less any amounts paid for them by the participant.
Financial Statement Restatement
To the extent set forth in the award agreement, if the Company is required to restate its financial statements, the Company may require that a participant repay to the Company the aggregate fair market value of any award that vested upon the attainment of performance goals to the extent these goals would not have been achieved had such restatement not been required and may require that any unvested portions of the award be forfeited.
General Restrictions in Applicable Award Agreements
To the extent set forth in the award agreement, the participant's rights, payments and benefits with respect to an award may be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.
Company Clawback Policy
Awards will be subject to the Company's clawback policy as may be established or amended from time to time and the Compensation Committee may require a participant to forfeit, return or reimburse to the Company all or a portion of the award and any amounts paid thereunder pursuant to the terms of the clawback policy or as necessary or appropriate to comply with applicable laws.
Incorporation of Legal Requirements and Administrative Procedures
The Amended Equity Plan now explicitly sets out the requirements for options to qualify as incentive stock options ("ISOs") pursuant to the applicable requirements of the Internal Revenue Code and regulations. It also contains additional detail regarding the procedures for exercising options (including the payment methods), settling restricted stock awards, withholding taxes, and compliance with Section 409A of the Internal Revenue Code ("Section 409A").

Except as described above, the 2015 Equity Plan has not been amended in any respect since the Company's stockholders last approved the plan on May 21, 2015.
Approval of this Proposal 2 will constitute approval of the Amended Equity Plan.
SUMMARY OF REMAINING MATERIAL PROVISIONS OF THE AMENDED EQUITY PLAN
Purpose
The purpose of the Amended Equity Plan is to promote the interests of the Company by giving our officers, employees, non-employee directors, consultants, and independent contractors appropriate incentives and rewards to encourage them to enter into and continue in our employment or service, to acquire a proprietary interest in our long-term success and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements.
Types of Awards
The Amended Equity Plan authorizes the Compensation Committee to grant the following awards:
•Stock options (including options intended to be ISOs within the meaning of Section 422 of the Internal Revenue Code). Stock options may not have terms longer than seven years;
•SARs, which are awards that give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price, may not have terms longer than seven years;
•Restricted stock, which are grants of shares of stock subject to forfeiture and restrictions on transferability, based on terms set by the Compensation Committee;
•RSUs, which are awards that give the holder the right to receive shares or cash at the end of a specified deferral period, and may also be subject to other terms and conditions such as the satisfaction of specified performance or other criteria;
•Performance awards (including PSUs), which are awards that are payable in cash or stock upon the attainment of specified performance goals over the applicable performance period; and
•Other stock-based awards at the discretion of the Compensation Committee.
Plan Administration
The Amended Equity Plan is administered by the Compensation Committee of our Board of Directors. The plan administrator has the authority to, among other things enumerated in the Amended Equity Plan, administer the plan and any awards granted thereunder, and determine to whom awards will be granted and the terms and conditions of these awards, including whether the vesting or payment of an award will be subject in whole or in part to the attainment of performance goals. The Company does not have the ability to reprice outstanding options or SARs, or to otherwise take action that would be treated as a repricing under the rules and regulations of the principal securities market on which our common stock is traded.
Eligibility
All of our employees (including executive officers), non-employee directors, consultants and independent contractors, are eligible to receive awards under the Amended Equity Plan. As of March 31, 2020 approximately 700 employees of the Company or its subsidiaries (including seven executive officers) and all ten of the Company's current non-employee directors were eligible to receive awards under the Company's equity and incentive plan.
Share Reserve
A maximum of 1,984,335 shares will remain available for issuance of awards under the Amended Equity Plan. As of March 31, 2020, a total of 2,535,173 shares remained available for issuance under the 2015 Equity Plan. Consequently, once the 2015 Equity Plan expires and the Amended Equity Plan becomes effective, the number of available shares will be reduced. Shares issued under the Company's equity and incentive plan may be authorized but unissued shares or shares that have been or may be reacquired by us in the open market, in private transactions, or otherwise.
As of March 31, 2020, 117,516 options were outstanding. Of these options, the weighted average term remaining was 1.92 years and the weighted average exercise price was $24.09. Additionally, as of March 31, 2020, 262,440

shares were reserved for grants of outstanding RSUs, and 281,599 shares were reserved for grants of outstanding PSUs. There were no shares reserved for the grant of any other awards. Our common stock is traded on the NYSE, and on March 31, 2020, the per share closing price was $40.51.
Performance Goals
Performance goals are goals that have been pre-established by the Compensation Committee and include, without limitation, the following: revenue growth, premium growth, policy growth, earnings (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization), net earnings, operating income, before or after tax income (before or after allocation of corporate overhead, bonus or a combination of the foregoing), income or net income (before or after-taxes), cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), return on investment, net assets, return on assets, economic value added models (or an equivalent metric), comparisons with various stock market indices, book value, reductions in cost, combined ratio, loss ratio, expense ratio, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, working capital levels, operating margins, operating ratio, gross margins or cash margins, year-end cash, debt reductions, shareholder equity, operating return on equity, operating return on adjusted shareholder equity, market share, regulatory achievements, employee satisfaction, agent satisfaction, customer satisfaction, customer retention, rating agency ratings, and any combination of, or a specified increase in, any of the foregoing.
The performance goals may be based on one or more performance criteria, may provide for targeted levels of achievement, and may be measured in absolute or relative terms including, results over passages of time or compared to other companies or indices, on a per-share or per-capita basis, based upon the attainment of specified levels of performance by the Company, or a business unit, division, subsidiary, joint venture, or business segment of the Company, or on a pre-tax or after-tax basis. The Compensation Committee may also designate additional criteria on which the performance goals may be based, including criteria based on the participant’s individual performance, and may adjust, modify or amend these criteria.
The performance goals may differ from participant to participant and from award to award. Unless otherwise determined by the Compensation Committee, measurement of performance relative to performance goals will exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Compensation Committee has the authority to make equitable adjustments to these goals as it deems necessary or appropriate, including in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, changes to business conditions, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.
Transferability of Awards
Awards granted under the Amended Equity Plan generally may not be transferred by a participant other than by will or the laws of descent and distribution and may be exercised during the participant's lifetime only by the participant or his or her guardian or legal representative. However, the Compensation Committee may provide, in limited circumstances, that an award may be transferred to an immediate family member, or to certain related entities such as a trust established for the benefit of the participant or an immediate family member.
Change in Capitalization
In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or share exchange, or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the plan, then the Compensation Committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (1) the maximum number and kind of shares of our common stock or other property (including cash) that may be issued under the plan in connection with awards, (2) the maximum number of shares of our common stock that may be made subject to awards to any individual, (3) the number and kind of shares of our common stock or other property (including cash) issued or issuable in respect of outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award; provided, that, with respect to ISOs, this adjustment will be made in accordance with the applicable tax provisions relating to ISOs; and (5) the performance goals applicable to outstanding awards.
Term of the Plan, Amendment or Termination of the Plan
No award may be granted under the Amended Equity Plan after the tenth anniversary of April 1, 2020, which is the effective date of the Amended Equity Plan as approved by our Board of Directors. Our Board of Directors may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuance or termination will be made without stockholder approval if such approval is necessary to comply with any legal requirement. No amendment to or termination of the plan may materially impair the rights of any participant without the participant’s permission. In addition, our Board of Directors may amend the plan, and the Compensation Committee may amend, restructure, terminate or replace any plan awards, as may be necessary or appropriate to avoid adverse tax consequences under the deferred compensation legislation pursuant to Section 409A.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the Amended Equity Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances. In addition, it does not describe any state, local or non-U.S. tax consequences. Tax consequences for any particular individual may be different.
ISOs
A participant recognizes no taxable income as the result of the grant or exercise of an ISO qualifying under Section 422 of the Internal Revenue Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
Nonstatutory Stock Options
A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the option. If the participant is an employee of ours, such ordinary income generally is subject to tax withholding. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.
SARs
A participant generally recognizes no taxable income on the date of grant of an SAR with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the SAR, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any shares received upon the exercise. Any additional gain or loss recognized upon any later disposition of the shares would be treated as long-term or short-term capital gain or loss, depending on the holding period.
Restricted Stock, RSUs, PSUs, and Other Stock-based Awards
A participant generally will not have taxable income at the time an award of restricted stock, RSUs, PSUs, or other stock-based award is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (1) freely transferable, or (2) no longer subject to a substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.
Section 162(m)
Section 162(m) limits the deductibility of compensation paid in excess of one million dollars to our "covered officers," which include our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated Named Executive Officers (other than our Chief Executive Officer and our Chief Financial Officer), and any individual who has been a covered officer since January 1, 2017. Commencing with taxable years beginning after December 31, 2016, covered employees remain so for all future years, including after termination of employment or even death.
Section 409A
Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual's deferral and distribution elections and permissible distribution events. Awards granted under the Amended Equity Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
NEW PLAN BENEFITS AND FUTURE EQUITY GRANTS
Future awards under the Amended Equity Plan are discretionary, will be determined by the Compensation Committee and may vary from year to year and from participant to participant. Therefore, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended Equity Plan. In May 2019, each non-employee director who was elected to, or continued on, our Board of Directors at the Company's 2019 annual stockholder's meeting received an RSU award under the 2015 Equity Plan. The value of this award was approximately $70,000 as of the date of grant for each such director other than Dr. de Figueiredo, whose award as of the date of grant was approximately $80,000 to compensate him for the period of service prior to the 2019 Annual Meeting and the 2019-2020 term. The grant will be paid in the form of shares of our common stock as of the vesting date (unless payment has been deferred by the non-employee director until a later date). This grant is described in the "Director Compensation" section of this Proxy Statement at p. 50.
The Company has not approved any awards that are conditioned upon stockholder approval of the Amended Equity Plan, and, the plan does not provide for any set benefits or amounts. Information regarding stock-based awards granted to our Named Executive Officers for our fiscal year 2019 is provided in the "Compensation Discussion and Analysis" and tables of this Proxy Statement. Our executive officers and non-employee directors have a financial interest in this proposal because they will be eligible to receive awards under the Amended Equity Plan.

PRIOR OPTION AND OTHER STOCK AWARD GRANTS
The following table sets forth information as of March 31, 2020, with respect to the number of shares subject to options and other stock awards that have been granted or to be granted pursuant to the Company's equity and incentive plan to our Named Executive Officers, as identified in the Compensation Discussion and Analysis section included herein, and the specified groups set forth below.

Name and Position	Number of Shares Underlying Stock Options	Number of RSUs	Number of PSUs
Douglas D. Dirks President and Chief Executive Officer, EHI	623,234	296,297	293,803
Michael S. Paquette Executive Vice President, Chief Financial Officer, EHI	—	16,780	31,120
Stephen V. Festa Executive Vice President, Chief Operating Officer, EHI	95,566	58,385	85,645
Tracey L. Berg Executive Vice President, Chief Innovation Officer, EHI	—	15,680	29,120
Lori A. Brown Executive Vice President, General Counsel and Chief Legal Officer, EHI	36,472	19,809	24,391
Current Executive Officer Group	755,272	416,891	492,126
Current Non-Executive Director Group	—	314,989	—
Each associate of the above-mentioned Directors, executive officers, or nominees	—	—	—
Each other person who received or is to receive five percent of such options, warrants, or rights	—	—	—
Employee Group other than Executive Officer Group	2,314,051	892,630	692,295
Approval of this Proposal 2 will constitute approval of the Amended Equity Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDED AND RESTATED EQUITY AND INCENTIVE PLAN.

PROPOSAL 3
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers ("NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis beginning on page 27 and the compensation tables and narrative discussion on pages 40 to 51 contained in this Proxy Statement. Accordingly, the following resolution will be submitted to a stockholder vote at the Annual Meeting:
"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial and other performance goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
SUMMARY
2019 Company Performance Highlights
•Our net income in 2019 was $157.1 million, the highest result since our initial public offering in 2007 ("IPO"), and our net income per diluted share was $4.83, the highest reported result in our history;
•Our total investments plus cash and cash equivalents at December 31, 2019 was greater than $2.9 billion, the highest in our history;
•Our investment portfolio generated net investment income of $88.1 million, up 8% year-over-year;
•We grew book value per share from $31.08 at December 31, 2018, to $37.18 at December 31, 2019, which represents a 22.5% increase after taking into account $0.88 of dividends declared in 2019;
•Our customer service initiatives delivered strong new business opportunities, as evidenced by record levels of submissions, quotes and binds;
•With the licensing of the states of Alaska and Hawaii, we now operate a nationwide platform with five insurance companies covering all eligible states;
•Through our geographic U.S. expansion efforts, California business now represents less than 50% of our in-force premium and policies for the first time since our IPO; and
•We have a new digital insurance platform, Cerity, which we launched just a year ago, and is now able to offer direct-to-customer workers' compensation insurance in 35 states and the District of Columbia.
2019 Executive Compensation Outcomes
As discussed further in this Compensation Discussion and Analysis, the Compensation Committee considered, among other things, the 2019 Company performance described above, the continued successful execution of our plan of aggressive development and implementation of new technologies and capabilities, and the individual performance of each NEO, and made the following compensation decisions:
•Our financial performance in 2019 resulted in an Adjusted GAAP Accident Year Combined Ratio of 105.2%. This was above the threshold performance (the "Bonus Hurdle") of 107.0%, and resulted in bonus awards to our NEOs of 100.0% of their respective bonus targets;
•We achieved a two-year average adjusted return on stockholders' equity ("AROE") for calendar years 2018 and 2019 of 10.6% for our 2018 performance share ("PSU") grant, which will pay out in 2021 at 200% of target, subject to the satisfaction of a one-year vesting period;
•We achieved a two-year average AROE for calendar years 2017 and 2018 of 11.5% for our 2017 PSU grant (as adjusted for the effect of the Tax Cuts and Jobs Act of 2017), which was paid out at 200% of target in January 2020, following a one-year vesting period; and
•Our NEOs generally earned modest increases in 2019 base salaries based on factors such as the individual's performance, tenure and market trends. However, more significant salary increases were rewarded to certain executives based on specific circumstances, including promotion, increased responsibilities and performance in a critical role.

Highlights of Our Executive Compensation Program
We believe our program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;
•Aligns pay and performance by linking incentive compensation with combined ratio and AROE, which are key financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to AROE and stock price; and
•Discourages excessive or undue risk taking.
What our Program Does:
•Emphasizes Performance-Based Compensation:
◦Long Term: We continue to align a significant portion of our compensation with long-term performance by heavily weighting our use of long-term equity compensation (45% of CEO target direct compensation). PSUs comprise approximately 65% of the award, placing substantially less weight (the remaining approximately 35%) RSUs.
◦Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.
•Has a Diversified Mix of Performance Metrics: We use AROE for the PSU metric, and we use Adjusted Accident Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.
•Mitigates Risk and Exhibits Good Corporate Governance:
◦Possesses a Robust Clawback Policy: We have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.
◦Limits the Amount of Awards Provided: Our equity and incentive plan has a maximum limit on the amount of awards provided to our NEOs.
◦Uses Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.
◦Imposes Long-Term Vesting and Performance Requirements: Our 2019 RSUs were granted with annual vesting over a four-year period, and our 2019 PSU awards cover a two-year performance period plus an additional one-year vesting period.
◦Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain meaningful and competitive levels of Company stock ownership.
What our Program Does Not Do:
•Change in Control Gross-Ups: We have no tax gross-up provisions related to change in control.
•Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Company's equity and incentive plan.
•Excessive Perquisites or Benefits: We regularly review our perquisites and benefits to ensure that they are appropriate, and we do not provide excessive perquisites or benefits such as SERPs or defined benefit pension plans.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. As in prior years, at the 2019 Annual Meeting, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program ("Say on Pay") were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In addition, the Board will continue its policy of holding an annual stockholder advisory vote on our executive compensation program.
DETAILS OF OUR 2019 COMPENSATION PROGRAM
Our Named Executive Officers
The subsequent sections provide a discussion and analysis of the material elements of our current program outlined briefly above. For 2019, our NEOs were:
•Douglas D. Dirks, President and Chief Executive Officer
•Michael S. Paquette, Executive Vice President, Chief Financial Officer
•Stephen V. Festa, Executive Vice President, Chief Operating Officer
•Tracey L. Berg, Executive Vice President, Chief Innovation Officer
•Lori A. Brown, Executive Vice President, General Counsel and Chief Legal Officer. Ms. Brown was promoted to her current position effective January 1, 2019.
How Executive Compensation Was Determined
The Compensation Committee oversees our executive compensation program, and, to this end, the Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants at the Company's expense. During 2019, the Compensation Committee sought advice and recommendations from its independent compensation consultant regarding the compensation of all of our NEOs, as well as recommendations from the CEO concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee again engaged Pay Governance to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the Company's 2019 short and long-term incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practice. For our 2019 compensation program, Pay Governance provided the Compensation Committee with detailed compensation data regarding the target and actual compensation of the CEO and other named executive officers of the companies in our peer group for comparison purposes, and also with specific recommendations for each element of the CEO's compensation. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2019.
Our Peer Group
We also engaged Pay Governance to review our 2018 peer group for the purpose of proposing our 2019 peer group. Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity and total shareholder return) and financial performance (combined ratio and net income). As a result of its review, Pay Governance concluded that the 2018 peer group remained an appropriate peer group for compensation benchmarking purposes for 2019, except that One Beacon Insurance Group, Ltd. needed to be removed from the peer group because it had been acquired, and recommended this revised peer group to the Compensation Committee. Pay Governance based its conclusion on its evaluation of the Company's competitors, potential talent pool, market and performance. The Compensation Committee approved the 2019 peer group as recommended.

The companies in our 2019 peer group were as follows:

Peer Group
● AMERISAFE, Inc.	● AmTrust Financial Services, Inc.	● Argo Group International Holdings, Ltd.
● Donegal Group Inc.	● EMC Insurance Group, Inc.	● Hallmark Financial Services, Inc.
● ProAssurance Corporation	● Protective Insurance Corporation	● RLI Corp
● Safety Insurance Group, Inc.	● Selective Insurance Group, Inc.	● State Auto Financial Corporation
● The Navigators Group, Inc.	● United Fire Group, Inc.
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting the CEO's compensation, considered the CEO's performance, Company performance, peer group and general market trends and retention considerations. The Compensation Committee also independently collected input on the CEO's performance from the Board as part of a formal evaluation process, and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in consultation with Pay Governance, in making a final decision. The Compensation Committee deliberated on the compensation of the CEO in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of the CEO in determining compensation for the other NEOs. The CEO's input included his opinions regarding the performance of the other NEOs (including NEO promotions and assumptions of additional responsibilities), and recommendations regarding the levels of base salary and short and long-term incentive grants for each of the other NEOs. The CEO also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of the CEO in conjunction with Company performance, the executive's performance and promotions, peer group and general market trends, retention considerations and advice and recommendations from Pay Governance in determining the components, as well as the aggregate values of the other NEOs' compensation.
Elements of Our 2019 Executive Compensation Program
The following sections discuss each of the components of our executive compensation program as approved by the Compensation Committee. As discussed above, in developing the 2019 executive compensation program, the Compensation Committee considered the trends and practices of the Company's peer group, advice and recommendations provided by Pay Governance and the recommendations of the CEO, and determined that the following components would be appropriate for the 2019 executive compensation program:
•Base salary
•Annual cash incentive bonuses
•Long-term incentives (PSUs and RSUs)
•Benefits and perquisites
•Employment agreements and compensation payable upon termination of employment, or in connection with a change in control

Set forth below is a chart showing our CEO's total target direct compensation mix (i.e., base salary, short-term incentive (STI) program and long-term incentive (LTI) program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits whose values are derived from base salary levels. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive data and trends from our peer group, as well as related recommendations made by the CEO regarding the other NEOs.
In 2019, the Compensation Committee determined the salary increases of our NEOs by taking into account the factors listed above, the CEO's recommendations to reward the NEOs based on their performance and their scopes of responsibility, including promotions, and the Compensation Committee's continued commitment to emphasize performance-based compensation over other forms of compensation. As a result, in general, the Compensation Committee granted modest salary increases to our NEOs. However, Ms. Berg’s salary was increased because she played a critical role, added significant value and took on ambitious and challenging work at Cerity. Her increase became effective March 31, 2019. Similarly, effective January 1, 2019, Ms. Brown’s salary was increased because of her promotion to her current position, her assumption of increased responsibilities and her efficient transition to her new position.
The table below shows the current 2019 annual base salary rate for each NEO and how this rate compared to the 2018 final annual base salary rate:

Name	2018 Annual Base Salary Rate	2019 Annual Base Salary Rate	Change to 2018 Annual Base Salary Rate
Douglas D. Dirks	$910,000	$940,000	3.3%
Michael S. Paquette	475,000	490,000	3.2
Stephen V. Festa	530,000	545,000	2.8
Tracey L. Berg	350,000	475,000	35.7
Lori A. Brown	265,000	350,000	32.1
Annual Cash Incentive Bonuses
Under our 2019 annual cash incentive bonus program (which is administered under our 2015 Equity Plan), each of our NEOs was eligible to receive a bonus only if a pre-established financial goal had been achieved. The Compensation Committee believed that the annual cash incentive bonus was a key component of our 2019 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2019 performance, and (3) provide competitive compensation opportunities for our NEOs.

Performance Measurement
For 2019, the Compensation Committee, after consulting with Pay Governance, concluded that, as in prior years, a performance goal based on Adjusted GAAP Accident Year Combined Ratio metric was an effective and prevalent measure of management performance for an insurance holding company, and also would align the annual cash incentive bonus with a key financial goal that impacts stockholder value and excludes certain items that have limited significance in our current and ongoing operations. As before, the Compensation Committee found that the combined ratio metric:
(1)utilizes a measure of the operating insurance companies' profitability;
(2)balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;
(3)provides a meaningful incentive for management to pursue increasing levels of operating profitability; and
(4)is a common industry measure for assessing company performance.
For 2019, as in 2018, the Compensation Committee established only one performance level, the Bonus Hurdle, below which no annual bonus payment would be paid to our NEOs under the program. However, the annual bonus program design enables the Compensation Committee to use its negative discretion to reduce but not increase the value of the annual bonuses based on various criteria that it considers appropriate at the time the values of the grant payments are ultimately determined.
For 2019, the performance goal was based on how the Company's Adjusted GAAP Accident Year Combined Ratio for the 2019 calendar year compared to the pre-established Bonus Hurdle of 107.0%. The Bonus Hurdle was intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance. For purposes of the 2019 annual bonus program, Adjusted GAAP Accident Year Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense + Underwriting and Other Operating Expenses – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment +/– Impact of prior year loss reserve development )

Net Premiums Earned
Beginning with the year ended December 31, 2019, Underwriting and Other Operating Expenses is now referred to as Underwriting and General and Administrative Expenses. This change had no impact on the underlying calculation of the Company's Adjusted GAAP Accident Year Combined Ratio. The Company's Adjusted GAAP Accident Year Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2019.
Bonus Target Awards
In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. After consultation with Pay Governance, the Compensation Committee increased Mr. Dirks' annual bonus target from 100% to 110% in recognition of his strengths, achievements and contributions to the Company, increased Ms. Berg's percentage from 55% to 65% in recognition of her playing a critical role, adding significant value and taking on ambitious and challenging work at Cerity, and increased Ms. Brown's percentage from 35% to 55% in connection with her promotion to her current position, her assumption of increased responsibilities and her efficient transition to her new position. In addition, the foregoing percentage increases were intended to bring such executive's percentage into alignment with similarly situated executives at peer companies. The Compensation Committee did not change the annual bonus targets of the remaining NEOs.

The annual bonus targets for 2019 were as follows:

Name	2019 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	110%
Michael S. Paquette	60
Stephen V. Festa	65
Tracey L. Berg	65
Lori A. Brown	55
For 2019, our NEOs could earn an annual cash incentive bonus of up to 200% of the NEOs' respective targets, but only if corporate performance was better than the pre-established Bonus Hurdle, that is, less than or equal to an Adjusted GAAP Accident Year Combined Ratio of 107.0%. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs' annual bonuses, based on criteria selected by the Compensation Committee for this purpose. The Compensation Committee may exercise this discretion on a case by case basis.
2019 Fiscal Year Results
In 2019, the Company achieved an Adjusted GAAP Accident Year Combined Ratio of 105.2%, which was better than the Bonus Hurdle of 107.0%. In determining the actual annual cash incentive bonus awards, the Compensation Committee evaluated each of our NEO's performance, responsibilities, accomplishments and contributions to the Company during 2019, with advice from the CEO regarding the other NEOs.
As a result of this evaluation, the Compensation Committee concluded that it was satisfied with the performance of all of the NEOs, and that based on the Company's 2019 performance, each NEO should be awarded an annual bonus equal to 100.0% of the NEO's respective target. Highlights of the considerations that formed the basis of the Compensation Committee's annual cash incentive bonus award determination are set forth below:
•Our financial performance in 2019, as described above under "Summary-2019 Company Performance Highlights";
•Our continued successful execution of our plan of aggressive development and implementation of new technologies and capabilities;
•Significant new business opportunities, as measured by the record levels of submissions we received and quotes provided during 2019;
•Continued internal and customer-facing business process improvements that provide greater support and ease of use to our independent agents, brokers and policyholders;
•Further diversification of our risk exposure across geographic markets;
•Utilization of a multi-company pricing platform and employment of territory-specific pricing; and
•Each NEO's performance (including leadership and teamwork skills), and tenure and compensation history.
The following table sets forth the 2019 annual bonus awards for each NEO:

Name	Cash Bonus Amount
Douglas D. Dirks	$1,034,000
Michael S. Paquette	294,000
Stephen V. Festa	354,250
Tracey L. Berg	308,750
Lori A. Brown	192,500

Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourage our NEOs to pursue and execute long-term strategies for increasing stockholder value. Our long-term incentive program also serves as an important retention and recruiting tool in securing a highly-qualified senior management team. We remain committed to linking a significant percentage of our NEOs' compensation to the performance of the Company.
In March 2019, the Compensation Committee approved long-term incentive grants under the 2015 Equity Plan. As in recent years, approximately 65% of the aggregate value of these grants was in the form of PSUs and the remaining 35% was in the form of RSUs (each unit having the value of one share of common stock).
As mentioned above, the Compensation Committee continues to compensate the NEOs in a manner that ensures that a significant portion of our NEOs' compensation (specifically, annual cash incentive bonuses and PSUs) will be performance based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee, with advice from Pay Governance, reviewed the relative total compensation opportunities (cash plus long-term incentives), the NEOs' relative responsibilities, the replacement/retention risk, the executive's potential at the Company, individual performance, and tenure with the Company. The Compensation Committee also considered Company performance, and peer group and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors.
The design of the components of our long-term incentive program reflects this review, and is described below.
2019 PSU Grants
The design of our PSUs has not changed since 2018 (and has not changed significantly since 2017). Specifically, the PSUs granted to our NEOs in March 2019 were based upon our achievement of a metric tied to adjusted return on stockholders' equity, or AROE, measured over a two-year performance period, followed by an additional one-year vesting requirement, so that the grants have a three-year structure. This metric, which was used for our 2018 grants, was again chosen for 2019 because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating stockholder value over a sustained period of time, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals, and therefore will more effectively motivate and retain our executives. The two-year performance period was again chosen because of the difficulty in determining meaningful benchmarks over a longer period of time. The additional one-year vesting requirement gives the awards an overall three-year retention period.
As in recent years, dividend equivalents will be credited to outstanding PSUs upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed.
The PSU grants made to our NEOs in 2019 are set out and described in the Summary Compensation Table on page 40 and the Grants of Plan-Based Awards Table on page 41. Specifically, for the performance period commencing on January 1, 2019, and ending on December 31, 2020, the performance goals selected were based on how the

Company's AROE over this period compares to pre-determined levels, which were intended to be challenging, but achievable.
The pre-established threshold, target and maximum levels for AROE and the corresponding payouts as a percentage of the target number of PSUs awarded are as follows:

	Company's Two-Year Adjusted Return on Stockholders' Equity	Payout as a Percentage of Target
Maximum	>10.4%	200%
Target	7.1%-7.9%	100
Threshold	6.1%	50
For purposes of the 2019 PSU grant, AROE will be calculated based on the financial information disclosed in the Company's Annual Financial Statements, for each of the 2019 and 2020 fiscal years, and is defined as follows:
Adjusted Return on Stockholders' Equity = ((GAAP Net Income - Impact from the LPT Agreement - (Realized and unrealized gains on Investments, net x (1 - the Enacted Tax Rate)) + (Amortization of Intangibles x (1 - the Enacted Tax Rate))) / (Avg. (prior year Adjusted Stockholders' Equity + current year Adjusted Stockholders' Equity))).
Impact from the LPT Agreement = Amortization of the Deferred Gain related to losses + amortization of the Deferred Gain related to contingent commission + impact of LPT Reserve Adjustments + impact of LPT Contingent Commission Adjustments.
Adjusted Stockholders' Equity = Stockholders equity including deferred reinsurance gain-LPT Agreement less Accumulated other comprehensive income, net.
The Enacted Tax Rate is the corporate tax rate established by law for the applicable tax year relevant to the Company or otherwise described as the statutory tax rate.
The Company's two-year Adjusted Return on Stockholders' Equity is the average of the 2019 Adjusted Return on Stockholders' Equity and the 2020 Adjusted Return on Stockholders' Equity.
As mentioned above, a one-year vesting requirement starts at the end of the 2019 – 2020 performance period. Payouts, if any, would be made by March 2022.
Results for the 2017 PSU Grants
In 2017, the then-current Compensation Committee awarded PSUs for the 2017 – 2018 performance period, which was followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the Company's 2017 Annual Meeting of Stockholders and, as described in the proxy statement for the 2019 Annual Meeting, achievement of the performance goals (as adjusted for the Tax Cuts and Jobs Act of 2017) were certified by the Compensation Committee serving at that time at 200% of target, the maximum level of achievement. This achievement reflected Company performance that significantly exceeded expectations. The structure of these awards and their performance goals are substantially similar to those described above for the 2019 grant, and the performance goals were based upon our achievement of a metric based on our adjusted return on stockholders' equity compared to pre-determined levels. The resulting numbers of shares awarded to our NEOs are set forth below and are also provided in the Option Exercises and Stock Vested for 2019 table on page 44.

Name	Number of Shares Awarded for the 2017 – 2018 Performance Period
Douglas D. Dirks	55,240
Michael S. Paquette	16,240
Stephen V. Festa	20,720
Tracey L. Berg	12,080
Lori A. Brown(1)	3,520
(1)Ms. Brown's 2017 PSU grant level reflects a grant made several years prior to her promotion.

Performance Goal Certification for the 2018 PSU Grants
In 2018, the then-current Compensation Committee awarded PSUs, which, like the 2017 and 2019 PSUs described above, have a two-year performance period (calendar years 2018 and 2019) followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the 2019 Annual Meeting. The structure of these awards and their performance goals are the same as those described above for the 2019 PSU grants. The current Compensation Committee has certified that the Company had earned a level of achievement that is 200% of target, the maximum level of achievement. This level was the result of corporate performance that significantly exceeded the target performance goal set forth by the Compensation Committee for payout under the grant. These awards are included in the Outstanding Equity Awards at 2019 Fiscal Year-End table on page 43, and generally will become payable in 2021, following the one-year vesting period.
RSUs
Our NEOs received grants of time-vesting RSUs in March 2019. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. As in recent years, dividend equivalent units will be credited during the vesting periods, but will be paid only if the vesting requirements are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2019 to our NEOs are set out and described in the Summary Compensation Table on page 40 and the Grants of Plan-Based Awards Table on page 41.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and one of our NEOs also receives a country club membership.
The Compensation Committee regularly reviews the Company's perquisites to ensure that they are modest, appropriate and serve a Company purpose. For 2019, with advice from Pay Governance, the Company has determined that these perquisites satisfy these criteria. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. The country club membership provides our NEOs with access to a quality establishment for business entertainment and encourages them to interface with our community. Certain relocation benefits and related expenses were granted, or remain available, to Mr. Paquette and Mses. Berg and Brown in the terms of their respective employment agreements, as described below. The benefits described above are disclosed in the "All Other Compensation" column of the Summary Compensation Table on page 40.
In addition, effective January 1, 2019, the Company revised its vacation policy to, among other things, apply a cap on the maximum amount of vacation that an employee may accrue. Once an employee has reached this cap, the employee will cease accruing additional vacation until the employee takes vacation days. Employees were provided a limited amount of time after the effective date of such policy to take vacation days in excess of the cap, after which time cash distributions equal to the value of any accrued vacation that exceeded the newly imposed cap were made to each such employee. Certain NEOs also received such distributions during 2019, and such values are included in the "Salary" column of the Summary Compensation Table on page 40. The revised policy did not increase the NEOs' rate of accruing vacation.
Employment Agreements
Each of our NEOs is a party to an employment agreement. These employment agreements are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and relating to a change in control.
The agreements with Messrs. Dirks and Paquette are scheduled to expire December 31, 2021, and December 31, 2020, respectively. The agreement with Mr. Festa, which was scheduled to expire December 31, 2019, has been renewed and, effective January 1, 2020, is scheduled to expire December 31, 2021. The Company initially entered into an employment agreement with Ms. Berg in connection with her commencement of employment on January 31,

2017. This agreement, which was scheduled to expire December 31, 2019, has been amended and restated (1) to extend its term until December 31, 2021, (2) to add relocation benefits for her move to Austin, Texas, the location of Cerity, and her maintaining a residence in Osceola, Wisconsin, (3) to revise the change in control severance formula to take into account her current and future bonus history, and (4) to reflect her then-current salary and annual incentive bonus plan percentage. These relocation benefits include reimbursement of moving expenses, realtor fees for the sold home and closing costs for the sold and purchased homes, temporary housing, transportation-related expenses and a tax gross-up of the relocation expenses, which is capped at $54,000, and expenses must be incurred before December 31, 2020.
In connection with Ms. Brown’s promotion to Executive Vice President, General Counsel and Chief Legal Officer, the Company entered into an employment agreement with her substantially similar to the agreements with the other executive vice presidents. This agreement, which is scheduled to expire December 31, 2020, sets her base salary at $350,000 and her annual incentive bonus plan percentage at 55% of her base salary. The agreement also provides her with relocation benefits for her move to Reno, Nevada. Specifically, these benefits include reimbursement of moving expenses, realtor fees for the sold home and closing costs for the sold and purchased homes, temporary housing, transportation-related expenses, expenses related to car registration, and a tax gross-up of the relocation expenses, which is capped at $100,000. These relocation expenses must be incurred before December 31, 2020. In addition, the change in control severance formula in Ms. Brown’s agreement is designed as a formula for a new employee (i.e., it takes into account future annual bonus amounts instead of historic amounts), so that she would not be disadvantaged by her bonus history prior to her promotion.
None of our employment agreements provide for payments to offset excise taxes related to a change in control ("280G gross-up" payments). Instead, the agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position and, if not, the payments would remain uncapped so that the executive would be responsible for any related excise taxes imposed and the Company would not be entitled to a deduction for the amounts subject to any such excise taxes.
At the various times that the employment agreements were either entered into, negotiated or amended, the Compensation Committee reviewed the terms of the agreements, consulted with, and solicited advice from, Pay Governance, and concluded that the applicable provisions of these agreements were reasonable, appropriate and consistent with market practice.
A more detailed description of these agreements as in effect as of December 31, 2019, is provided in "Potential Payments upon Termination or Change in Control" beginning on page 44.
Risk Assessment
Management performed its annual risk assessment to ensure that our compensation program does not promote excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in all cases, the potential for promoting such risk is low. Pay Governance then reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and likewise concluded that this compensation program is not reasonably likely to have a material adverse effect on the Company, and then reported its results to the full Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes, and found that the program:
•Provided a balanced mix of fixed and performance-based compensation;
•Included base salaries that were competitive within our industry;
•Was comprised of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based upon varying performance goals among our performance-based awards;
•Provided annual cash incentive bonus awards and PSU awards that were capped at competitive levels;
•Ensured that a portion of total compensation was linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;

•Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;
•Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value; and
•Included clawback, grant, and retention policies (as described below) which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated.
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders and are intended to motivate our senior executives to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new ten-year period to achieve the number of shares will begin on the effective date of the change of position.

Position	Multiple of Base Salary
CEO	4x
Executive Vice President	3x
Senior Vice President	2x
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Grant Policy and Guidelines
The Compensation Committee has adopted an equity grant policy that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, PSUs and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2019 annual grants to the NEOs requires that all equity grants, other than new hire grants and certain grants to employees with titles below Vice President, be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.
"Clawback" Policy
We have a "clawback" policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company either during, or following termination of, employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under our equity and incentive plan (which include all equity and cash incentive awards granted to our NEOs), (2) any shares of Company stock owned by the grantee that were previously subject to an award under our equity and incentive plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any PSUs that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring potential final regulations and exchange listing standards regarding clawback requirements and will modify or implement new policies as may become necessary or be deemed appropriate.
Policies Regarding Hedging and Pledging
The Company’s anti-hedging policy, which previously had been part of the Company’s insider trading policy, was approved in 2020 as a free-standing policy and supplements the insider trading policy. This policy applies to all Directors and employees with the title of Vice President and above, which include our NEOs, or any of their designees and prohibits the purchase or sale of any financial instrument, or any other transaction that is designed to hedge or offset any decrease in the market value of Company equity securities (i) granted to such covered person as part of compensation from the Company, or (ii) held, directly or indirectly, by such covered person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, exchange funds, derivative securities, options, warrants, puts and calls or similar instruments. Additionally, the equity grants made to employees with the title of Vice President and above, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Company's equity and incentive plan.
Tax and Accounting Considerations
When structuring our compensation programs and granting awards, bonuses and other forms of compensation, the Compensation Committee considers, among other things, the applicable tax and accounting treatment and implications. Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), the Company will not be able to deduct compensation in excess of $1,000,000 paid to its covered employees, unless that compensation is grandfathered. The Compensation Committee takes into account the effects of the Tax Act when making compensation decisions, but, at the same time, will make compensation decisions that reflect the Company's compensation principles and philosophy. The amount of incremental income tax associated with the deduction lost for 2019 was approximately $410,000.
COMPENSATION COMMITTEE REPORT
The individuals listed below serve or have served on the Compensation Committee during 2019, and each is an Independent Director. These members reviewed and discussed with the Company's management those portions of the above Compensation Discussion and Analysis applicable to their respective terms on the Compensation Committee and based on the reviews and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
/s/ Compensation Committee
Richard W. Blakey, Chair
Valerie R. Glenn
Barbara A. Higgins, commencing July 1, 2019
Jeanne L. Mockard

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2019, 2018 and 2017 (or fewer years to the extent previous year disclosure was not required or applicable) by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2019. These five executive officers are referred to as our NEOs in the following tables:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer, EHI	2019	1,182,189	—	2,491,313	—	1,034,000	—	51,475	4,758,977
	2018	916,361	—	1,907,601	—	966,420	—	54,849	3,845,231
	2017	886,221	—	1,940,709	—	990,000	—	65,024	3,881,954
Michael S. Paquette Executive Vice President, Chief Financial Officer, EHI	2019	490,719	—	733,141	—	294,000	—	48,333	1,566,193
	2018	475,564	—	566,820	—	302,670	—	42,257	1,387,311
	2017	451,040	—	570,753	—	375,000	—	104,044	1,500,837
Stephen V. Festa Executive Vice President, Chief Operating Officer, EHI	2019	669,982	—	1,061,791	—	354,250	—	42,166	2,128,189
	2018	529,772	—	820,710	—	365,859	—	39,258	1,755,599
	2017	512,286	—	727,891	—	340,000	—	36,268	1,616,445
Tracey L. Berg Executive Vice President, Chief Innovation Officer, EHI	2019	443,645	—	733,141	—	308,750	—	158,054	1,643,590
	2018	344,415	—	462,846	—	336,875	—	29,823	1,173,959
	2017	293,455	150,000	424,624	—	265,000	—	118,185	1,251,264
Lori A. Brown(4) Executive Vice President, General Counsel and Chief Legal Officer, EHI	2019	368,625	—	439,746	—	192,500	—	197,373	1,198,244
(1)Salary includes base salary and payments for vacation, holiday, and sick days and income recognized with respect to excess life insurance provided by the Company. In addition, as a result of the Company’s revision to its vacation accrual policy in 2019, certain NEOs received distributions equal to the value of their accrued vacation that exceeded the newly imposed cap. Specifically, for Messrs. Dirks and Festa and Ms. Brown, these amounts were $215,899, $124,923, and $16,849, respectively.
(2)The amounts in the "Stock Awards" column for 2019 consist of PSUs and RSUs granted in 2019 under the 2015 Equity Plan. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for 2019 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. All other assumptions used to calculate the expense amounts shown for 2019 are set forth in Note 13 to the 2019 Consolidated Financial Statements. The PSUs are units each of which is equal to the value of one share of our common stock. Dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid (in cash) only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. The PSUs and accrued dividends will be settled as of the end of the one-year vesting period that follows a two-year performance period to the extent that the applicable performance goals have been achieved and the applicable vesting requirements have been satisfied. The values of the PSUs as of the grant date at maximum level of achievement for Messrs. Dirks, Paquette, and Festa, and Mses. Berg and Brown were $2,077,270, $611,343, $885,394, $611,343, and $366,482, respectively. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. Dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the applicable vesting requirements are satisfied. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 41.
(3)The Non-Equity Incentive Plan Compensation in this table reflects the annual cash incentive bonus, if any, earned under this plan by each of our NEOs with respect to 2019, which was paid in the first quarter of 2020.
(4)No disclosure is provided for Ms. Brown for 2018 or 2017 because she was not an executive officer during those years.

(5)Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Cash Dividends Paid ($)(a)	Excess Accrued Vacation(b) ($)	Life Insurance Premiums ($)	Personal Benefits(c) ($)	Relocation Benefits(d) ($)	Health Savings Account Contribution ($)	Total ($)
Douglas D. Dirks	2019	15,600	—	5,600	9,663	18,077	1,260	75	—	1,200	51,475
Michael S. Paquette	2019	14,400	6,905	11,000	2,855	9,423	1,226	1,325	—	1,200	48,333
Stephen V. Festa	2019	14,400	—	11,000	3,826	10,481	1,260	—	—	1,200	42,166
Tracey L. Berg	2019	14,400	—	11,000	2,203	9,135	1,113	—	119,003	1,200	158,054
Lori A. Brown	2019	14,400	—	11,000	666	6,731	883	970	161,523	1,200	197,373
a.Cash dividends are paid for accrued dividends on eligible RSUs and PSUs upon satisfaction of the vesting and/or performance requirements if and when the underlying shares are distributed.
b.For each NEO, excess accrued vacation represents the dollar value of vacation accrued during 2019, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the NEOs' base salaries in effect on December 31, 2019.
c.Personal benefits include the aggregate incremental costs associated with the NEOs' professional memberships and license fees.
d.Relocation benefits include tax-gross ups of $28,977 and $39,319 for Mses. Berg and Brown, respectively.
GRANTS OF PLAN-BASED AWARDS
Non-Equity Incentive Plan Awards
2019 Annual Cash Incentive Bonus Program
As discussed above, the 2019 annual cash incentive bonus program provides for a cash bonus payable only upon the Company's achievement of a pre-established corporate goal (which for 2019, was based on Adjusted GAAP Accident Year Combined Ratio), referred to as the Bonus Hurdle (subject to the Compensation Committee's discretion to reduce the bonus amounts based on criteria selected by the Compensation Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2019, the target bonus award percentages were as follows: for Mr. Dirks, 110%, for Mr. Paquette, 60%, for Mr. Festa and Ms. Berg, 65%, and for Ms. Brown, 55%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2019 bonus program by our NEOs are reflected in the Summary Compensation Table above in the "Non-Equity Incentive Plan Compensation" column. The cash bonus opportunities under this program for 2019 for these NEOs at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
PSUs and RSUs
As discussed above, the Company granted PSUs and RSUs to our NEOs in 2019 under the 2015 Equity Plan. The 2019 PSUs are equity awards granted to cover a two-year performance period commencing on January 1, 2019, and ending on December 31, 2020. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which is determined at the end of the performance period. The performance goals are based on the Company's AROE for the period from January 1, 2019, until December 31, 2020, compared to a pre-established goal. A one-year vesting period then follows the two-year performance period. At target level of achievement, 100% of the number of PSUs granted would be earned, at threshold level, 50% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. If the threshold level is not achieved, then no amount would be earned. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed. PSUs awarded for 2019 are set forth under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column below.

The 2019 RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15, 2020, and on each of the first three anniversaries of the first vesting date. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2019 are set forth under the "All Other Stock Awards" column below.
No stock options were granted in 2019.
Grants of Plan-Based Awards in 2019

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas D. Dirks	n/a	—	1,034,000	2,068,000	—	—	—	—	—	—	—
	3/6/2019	—	—	—	12,810	25,620	51,240	—	—	—	1,931,861
	3/6/2019	—	—	—	—	—	—	13,800	—	—	559,452
Michael S. Paquette	n/a	—	294,000	588,000	—	—	—	—	—	—	—
	3/6/2019	—	—	—	3,770	7,540	15,080	—	—	—	568,549
	3/6/2019	—	—	—	—	—	—	4,060	—	—	164,592
Stephen V. Festa	n/a	—	354,250	708,500	—	—	—	—	—	—	—
	3/6/2019	—	—	—	5,460	10,920	21,840	—	—	—	823,416
	3/6/2019	—	—	—	—	—	—	5,880	—	—	238,375
Tracey L. Berg	n/a	—	308,750	617,500	—	—	—	—	—	—	—
	3/6/2019	—	—	—	3,770	7,540	15,080	—	—	—	568,549
	3/6/2019	—	—	—	—	—	—	4,060	—	—	164,592
Lori A. Brown	n/a	—	192,500	385,000	—	—	—	—	—	—	—
	3/6/2019	—	—	—	2,260	4,520	9,040	—	—	—	340,828
	3/6/2019	—	—	—	—	—	—	2,440	—	—	98,918
(1)For the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects the value of the annual cash incentive bonus based on the annual target percentage of base salary rate without regard to the exercise of any negative discretion by the Compensation Committee, and Maximum reflects achievement of the Bonus Hurdle without regard to the exercise of any negative discretion by the Compensation Committee, which would be 200% of the Target percentage of base salary rate.
(2)Amounts shown are the number of PSUs granted to the NEOs in March 2019. Threshold reflects 50% of the value at Target, Target reflects 100% of the value of the award and Maximum reflects 200% of the value of the award at Target. The PSUs will become distributable in 2022, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2020, and subject to the satisfaction of the vesting requirements. The vesting period ends on December 31, 2021.
(3)Amounts shown are the number of RSUs granted to each of the NEOs in March 2019. The RSUs will vest as to 25% of the units on March 15, 2020, and on each of the next three anniversaries of that date.
(4)No stock options were granted in 2019.
(5)Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 13 to the 2019 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.
The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding "Compensation Discussion and Analysis," which provides detailed information regarding our compensation philosophy and objectives, and "Potential Payments Upon Termination or Change in Control," below, which provides a description of the material terms of the employment and other compensatory arrangements with our NEOs.
Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2019:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	3/6/2019	—	—	—			13,800	576,150	51,240	2,139,270
	3/7/2018	—	—	—			10,695	446,516	52,920	2,209,410
	3/8/2017	—	—	—			7,440	310,620	—	—
	3/14/2016	17,625	5,875	—	27.72	3/14/2023	5,378	224,532	—	—
	3/10/2015	26,200	—	—	24.20	3/10/2022	—	—	—	—
	3/11/2014	37,144	—	—	20.87	3/11/2021	—	—	—	—
	3/19/2013	36,200	—	—	22.23	3/19/2020	—	—	—	—
Michael S. Paquette	3/6/2019	—	—	—			4,060	169,505	15,080	629,590
	3/7/2018	—	—	—			3,180	132,765	15,720	656,310
	3/8/2017	—	—	—			2,190	91,433	—	—
Stephen V. Festa	3/6/2019	—	—	—			5,880	245,490	21,840	911,820
	3/7/2018	—	—	—			4,605	192,259	22,760	950,230
	3/8/2017	—	—	—			2,790	116,483	—	—
	3/14/2016	4,610	2,305	—	27.72	3/14/2023	1,532	63,961	—	—
	3/10/2015	3,950	—	—	24.20	3/10/2022	—	—	—	—
	3/11/2014	257	—	—	20.87	3/11/2021	—	—	—	—
Tracey L. Berg	3/6/2019	—	—	—			4,060	169,505	15,080	629,590
	3/7/2018	—	—	—			2,595	108,341	12,840	536,070
	3/8/2017	—	—	—			1,630	68,053	—	—
Lori A. Brown	3/6/2019	—	—	—			2,440	101,870	9,040	377,420
	3/7/2018	—	—	—			840	35,070	4,160	173,680
	3/8/2017	—	—	—			470	19,623	—	—
	3/14/2016	900	300	—	27.72	3/14/2023	215	8,976	—	—
	3/10/2015	1,500	—	—	24.20	3/10/2022	—	—	—	—
	3/11/2014	2,000	—	—	20.87	3/11/2021	—	—	—	—
(1)These columns reflect stock options granted under the 2015 Equity Plan in March of each of 2016, 2015, 2014, and 2013. The options granted in 2016 vest as to 25% of the shares underlying the grant on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. Earlier option grants have already completely vested.
(2)The column reflects RSUs granted under the 2015 Equity Plan in March of each of 2019, 2018, 2017, and 2016. The RSUs vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.
(3)The column reflects the number of PSUs granted in March 2019 and March 2018 under the 2015 Equity Plan that would be awarded to the NEOs at the end of the two-year performance period and one-year succeeding vesting period, assuming that the maximum levels of the performance goals have been achieved for each grant. The performance period for the March 2019 and March 2018 PSU grants commenced on January 1, 2019 and January 1, 2018, respectively. The PSUs that were granted in March

2017, and were settled in January 2020, are described in footnotes 1 and 2 to the "Option Exercises and Stock Vested for 2019 Table," below.
Option Exercises and Stock Vested for 2019

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	—	—	73,538	3,117,974
Michael S. Paquette	—	—	18,395	784,032
Stephen V. Festa	—	—	26,457	1,123,193
Tracey L. Berg	—	—	13,760	586,364
Lori A. Brown	—	—	4,475	190,006
(1)The Number of Shares Acquired on Vesting column reflects (a) the vesting of 25% of the RSUs granted on March 10, 2015, March 14, 2016, March 8, 2017, and March 7, 2018 for each of the NEOs receiving grants in the applicable years; and (b) the value of the PSUs granted on March 8, 2017 based on 200% of target level, which was the maximum level of achievement. The shares underlying the 2017 PSU grant were earned based on the achievement of pre-established corporate performance goals over a two-year performance period, followed by a one-year vesting period.
(2)The Value Realized on Vesting column reflects (a) the number of shares underlying the RSU grants, which vested on March 15, 2019, multiplied by $41.13, the per share fair market value of the shares as of that date; and (b) the number of shares underlying the PSUs granted on March 8, 2017, following the completion of the two-year performance period and one-year succeeding vesting period that ended on December 31, 2019, multiplied by the per share fair market value of the shares, which was $42.82, as of January 24, 2020, the closing price on the date the PSUs were settled.
Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon termination of employment or a change in control as of December 31, 2019, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements, and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
Named Executive Officers' Employment Agreements
As discussed above, each of our NEOs had an employment agreement with the Company in 2019. The employment agreements with Messrs. Dirks and Paquette are scheduled to expire on December 31, 2021 and December 31, 2020, respectively. The employment agreements with Ms. Berg and Mr. Festa were scheduled to expire on December 31, 2019. However, Mr. Festa's agreement was extended to expire December 31, 2021, and Ms. Berg's agreement was amended and restated to extend the agreement's term until December 31, 2021, and to make certain other changes as described above. Also, as described above, in connection with Ms. Brown's promotion to Executive Vice President, General Counsel and Chief Legal Officer, the Company entered into an employment agreement with her that expires on December 31, 2020. The following summaries describe the terms of the employment agreements with our NEOs, as in effect as of December 31, 2019, and do not take into account amendments effective thereafter.
If, during the term of each of the employment agreements, the executive's employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in either case, other than during (a)(i) the 24-month period following a change in control of the Company for Mr. Dirks, or (ii) the 18-month period following a change in control of the Company for the remaining NEOs, or (b) for each NEO, during the six-month period prior to, but in connection with, a change in control, then the executive would be entitled to receive:
•severance payments equal to: (1) for Mr. Dirks, three times his base salary payable in bi-weekly installments for 36 months; and (2) for the remaining NEOs, two times base salary payable in bi-weekly installments for 24 months; and
•continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium for each of the NEOs.
If, during the term of the employment agreement, the executive terminates employment for good reason or the executive's employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either (1)(a) for Mr. Dirks, within 24 months following a change in control, or (b) for the remaining NEOs, within 18 months following a change in control; or (2) for each NEO, within six months prior to, but in connection with, a change in control, then the executive would be entitled to receive:
•a lump sum cash payment equal to: (1) for Mr. Dirks, three times the sum of (A) his base salary and (B) the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs; (2) for Mr. Festa, two times the sum of (A) his base salary and (B) the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs; (3) for Ms. Berg and Mr. Paquette, two times the sum of (A) such executive's base salary and (B) the average of the annual bonus amounts such executive earned for the two years preceding the year in which the change in control occurs; and (4) for Ms. Brown, two times the sum of (A) her base salary and (B) $192,500; and
•continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium for each of the NEOs.
In addition, if the executive would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, the executive's change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executive would be better off with the cap, on an after tax basis.
The executives would be subject to certain non-competition and non-solicitation restrictions for: (1) 24 months after the termination date for Mr. Dirks; and (2) 18 months following the executive's termination date for the remaining NEOs. Additionally, the executives would be required to sign a global release of liability.
Termination for Death or Disability
In accordance with the Company's policies, if the executive's employment is terminated as a result of disability, the executive would be entitled to a benefit of up to $15,000 per month until the executive reached normal retirement age under the Social Security Act where retirement age depends on the executive's date of birth. In addition, the Company provides life insurance benefits for its senior executives in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Mr. Dirks.
Terms of Equity Awards
Terminations Not Related to a Change in Control:
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the executive's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the executive dies within the one-year period following such termination), but in no event later than the option expiration date, (2) a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance and vesting periods and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the executive's employment is terminated by reason of death or disability, the executive's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the executive's employment terminates by reason of disability and the executive dies during such one-year period, then, the executive's options would remain exercisable for one year following death but in no event later than the option expiration date. In addition, a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the executive's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the executive's employment is terminated by the Company for cause or the executive terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the executive would forfeit any outstanding unvested or unearned awards. If the executive's termination is by the Company for cause, then the executive's vested options would immediately terminate. However, if the executive voluntarily terminates employment, the executive's options would remain exercisable for one year following termination of employment (or one year following death if the executive dies during the post-termination exercise period), but in no event later than the option expiration date. In addition, the executive's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Change in Control Provisions, If Equity Awards are Not Assumed. If the executive's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the executive's options would become fully vested and exercisable and would terminate immediately following the change in control, (2) the executive's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
Change of Control Provisions, If Equity Awards are Assumed. If the executive's options and/or RSUs are assumed or substituted for in connection with a change in control but the executive's employment is terminated without cause during the 24-month period following such change in control, then the executive's RSUs would become fully vested and the executive's options would become fully vested and exercisable. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement. As of December 31, 2019, the retirement provisions in our equity awards would apply only to Messrs. Dirks and Festa because they are the only NEOs who would satisfy the criteria necessary to terminate employment by reason of retirement as of that date. Specifically, upon Mr. Dirks' or Mr. Festa's retirement, 50% of their then unvested options would vest and become exercisable as of the date of retirement and all remaining unvested options would be forfeited. In addition, all vested options would remain exercisable for three years following the date of retirement (but not later than the option expiration date) and if the executive were to die during this post-termination exercise period, his vested options would remain exercisable for at least one year following his death (but not later than the option expiration date). With respect to their outstanding RSU awards, 50% of the then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and with respect to the outstanding PSU awards, a prorated portion of the PSUs would be deemed earned based on the number of months that the executive continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him.
For purposes of our equity awards, "retirement" is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the executive has given written notice of intent to retire no fewer than six months prior to the date that the executive terminates employment.
2019 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2019 Annual Bonus Program apply to the annual bonuses granted to each of our NEOs for 2019:
Death or Disability. If the executive's employment terminates prior to December 31, 2019, by reason of death or disability, the 2019 annual bonus award would become payable when it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2019, and based on the executive's annual base salary rate, and subject to, and to the extent of, the actual achievement of the performance goals.
Involuntary Termination Without Cause. If the Company terminates the executive's employment prior to December 31, 2019, other than for cause, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2019, calculated based on the executive's annual base salary rate, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2019, until the executive's date of termination, and the denominator of which is 12.
For Cause; Voluntary Termination. If the Company terminates the executive's employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2019 annual bonuses are paid, other than for any of the reasons described above, then the executive's 2019 annual bonus would terminate and be forfeited immediately.
Change in Control. Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2019 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2019, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, but without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2019, in an amount equal to the NEO's annual bonus target percentage multiplied by the NEO's 2019 annual base salary rate, without regard to the exercise of any negative discretion by the Compensation Committee, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2019, until the consummation of the change in control, and the denominator of which is 12.
Termination By Reason of Retirement. If the executive terminates employment prior to December 31, 2019, by reason of retirement, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2019, based on the executive's annual base salary rate, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2019, until the executive's date of termination, and the denominator of which is 12, so long as the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him through December 31, 2019. For 2019, Messrs. Dirks and Festa are the only NEOs who would satisfy the criteria necessary to terminate employment by reason of retirement.
Assuming the employment of each of the NEOs had terminated on December 31, 2019, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2019), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans, programs, policies, agreements and arrangements, as provided below.

Employment Termination and Change in Control Payments and Benefits

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Douglas D. Dirks
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,820,000	1,034,000		180,769	32,350	—	—	2,186,030		6,253,149
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,820,000	5,494,920		180,769	32,350	—	—	4,919,289	(3)	13,447,328
Voluntary Termination	—	—		180,769	—	—	—	—		180,769
Termination for Cause	—	—		180,769	—	—	—	—		180,769
Change in Control	—	2,068,000	(4)	—	—	—	—	4,919,289	(5)	6,987,289
Death	—	1,034,000		180,769	—	2,820,000	—	4,919,289		8,954,058
Disability	—	1,034,000		180,769	—	—	975,000	4,919,289		7,109,058
Retirement	—	1,034,000		180,769	—	—	—	4,099,167		5,313,936
Michael S. Paquette
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	980,000	294,000		94,231	16,394	—	—	647,403		2,032,028
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	980,000	1,265,670		94,231	16,394	—	—	1,364,808	(3)	3,721,103
Voluntary Termination	—	—		94,231	—	—	—	—		94,231
Termination for Cause	—	—		94,231	—	—	—	—		94,231
Change in Control	—	588,000	(4)	—	—	—	—	1,364,808	(5)	1,952,808
Death	—	294,000		94,231	—	1,470,000	—	1,364,808		3,223,039
Disability	—	294,000		94,231	—	—	1,890,000	1,364,808		3,643,039
Stephen V. Festa
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,090,000	354,250		99,559	32,350	—	—	937,427		2,513,586
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,090,000	1,545,739		99,559	32,350	—	—	2,056,671	(3)	4,824,319
Voluntary Termination	—	—		99,559	—	—	—	—		99,559
Termination for Cause	—	—		99,559	—	—	—	—		99,559
Change in Control	—	708,500	(4)	—	—	—	—	2,056,671	(5)	2,765,171
Death	—	354,250		99,559	—	1,500,000	—	2,056,671		4,010,480
Disability	—	354,250		99,559	—	—	1,140,000	2,056,671		3,650,480
Retirement	—	354,250		99,559	—	—	—	1,731,406		2,185,215
Tracey L. Berg
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	950,000	308,750		75,004	20,682	—	—	567,243		1,921,679
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	950,000	1,219,375		75,004	20,682	—	—	1,196,764	(3)	3,461,825
Voluntary Termination	—	—		75,004	—	—	—	—		75,004
Termination for Cause	—	—		75,004	—	—	—	—		75,004
Change in Control	—	617,500	(4)	—	—	—	—	1,196,764	(5)	1,814,264
Death	—	308,750		75,004	—	1,425,000	—	1,196,764		3,005,518
Disability	—	308,750		75,004	—	—	3,030,000	1,196,764		4,610,518

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Lori A. Brown
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	700,000	192,500		47,736	16,818	—	—	241,593		1,198,647
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	700,000	770,000		47,736	16,818	—	—	532,138	(3)	2,066,692
Voluntary Termination	—	—		47,736	—	—	—	—		47,736
Termination for Cause	—	—		47,736	—	—	—	—		47,736
Change in Control	—	385,000	(4)	—	—	—	—	532,138	(5)	917,138
Death	—	192,500		47,736	—	1,050,000	—	532,138		1,822,374
Disability	—	192,500		47,736	—	—	2,325,000	532,138		3,097,374
(1)For the year 2019, the bonuses reflect the annual cash incentive bonuses earned in 2019 under the 2015 Equity Plan. The 2019 annual bonuses were paid in the first quarter of 2020 at varying percentages of the eligible NEOs' respective base salary rates.
(2)Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of their monthly salary, up to a maximum of $15,000 per month until attainment of their normal retirement age under the Social Security Act where retirement age depends on their date of birth.
(3)The value of the equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.
(4)The annual bonus amount under the 2015 Equity Plan reflects the greater of (a) the actual annual cash incentive bonus earned by each of our NEOs with respect to 2019, without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the NEO's target percentage multiplied by the NEO's annual base salary rate. For 2019, for each of our NEOs, the value of (a), above, was greater than (b), above, so the amount in the table reflects the annual cash incentive bonus earned for each NEO, without regard to the exercise of any negative discretion by the Compensation Committee.
(5)The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.
CEO PAY RATIO DISCLOSURE
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO. The CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Under the applicable regulations, a company may identify its median employee for purposes of providing pay ratio disclosure once every three years and then use that employee to calculate and disclose the median employee’s total compensation so long as, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that such company reasonably believes would result in a significant change to the previous year’s pay ratio disclosure. We have reviewed the changes in our employee population and employee compensatory arrangements and, based on that review, have decided to calculate the 2019 CEO pay ratio using the same median employee for 2019 as we used for 2018 because we reasonably believe that there has been no change in either the Company or the median employee’s compensation that would significantly affect our pay ratio disclosure.
To determine our median employee in 2018, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2018. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute annual equity awards to our employees. Specifically, only about six percent of our employees receive annual equity awards.
Once the median employee was identified, as described above, we then calculated this employee's annual total compensation using the same methodology we use for our named executive officers for purposes of the Summary

Compensation Table in this proxy statement. As so calculated, the identified median employee's total compensation was $92,293. The CEO's total compensation was $4,758,977. Therefore, our 2019 CEO to median employee pay ratio is 52:1.
DIRECTOR COMPENSATION
For purposes of determining 2019 director compensation, the Compensation Committee, with the advice, guidance and recommendations of Pay Governance, discussed, analyzed, and reviewed the 2018 Director compensation program during several Compensation Committee meetings to ensure that: (1) director compensation remained reasonable and competitive, both generally and specifically when benchmarked against the director compensation for the same peer companies used to benchmark NEO compensation, (2) was consistent with best corporate practices, (3) met the goals and objectives of the directors, and (4) aligned directors' interests with those of our stockholders. Finding that director compensation was no longer competitive, Pay Governance recommended an increase to that compensation. The Compensation Committee, after considering this recommendation at several meetings, increased the directors' equity grant, as described below.
Director compensation for 2019 was composed of an annual cash retainer for each non-employee Director of $48,000 and, as in prior years, no additional payments were made for attendance at Board meetings. Each non-employee Director received $1,750 for each Audit Committee meeting attended and $1,500 for each other committee meeting attended. The Chair of the Board was paid an additional cash fee of $25,000. The Audit Committee Chair was paid an annual cash fee of $15,000, the Compensation Committee Chair was paid an annual cash fee of $12,500, and the remaining Committee Chairs were paid an additional cash fee of $10,000.
In addition to the cash compensation, on May 23, 2019, each non-employee Director serving as of that date (other than Dr. de Figueiredo) was granted an award of RSUs with a value of approximately $70,000 (increased from $60,000 in 2018). This RSU award, which had not been increased in several years, was increased in 2019 to remain competitive with peer companies and thereby enable the Company to attract and retain directors. Dr. de Figueiredo, who began serving on the Board as of April 1, 2019, but had not received an equity award at that time, was granted an award of RSUs with a value of approximately $80,000 to compensate him for the period of service prior to the 2019 Annual Meeting and the 2019-2020 term. The grants of RSUs made at the 2019 Annual Meeting will vest in full on May 23, 2020. Once vested, RSUs will be paid in shares on the vesting date, or if deferred by the Director, generally six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents, which will be converted to additional RSUs. The stock ownership guidelines applicable to non-employee directors requires each director to own a minimum number of shares of our common stock equal to three times the director's annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director.

The following table sets forth a summary of the compensation paid to our non-employee Directors in 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Michael D. Rumbolz	80,500	69,980	—	—	—	1,397	151,877
Richard W. Blakey	78,500	69,980	—	—	—	1,371	149,851
João "John" M. de Figueiredo(3)	42,000	79,971	—	—	—	2,429	124,400
Prasanna G. Dhoré	73,000	69,980	—	—	—	4,666	147,646
Valerie R. Glenn	79,000	69,980	—	—	—	1,582	150,562
Barbara A. Higgins	63,000	69,980	—	—	—	969	133,949
James R. Kroner	81,500	69,980	—	—	—	—	151,480
Michael J. McColgan	73,000	69,980	—	—	—	1,202	144,182
Michael J. McSally	80,500	69,980	—	—	—	1,324	151,804
Jeanne L. Mockard	64,500	69,980	—	—	—	3,000	137,480
(1)The amounts in the "Stock Awards" column relate to the RSUs granted in 2019 under the 2015 Equity Plan by the Company to the non-employee Directors serving as of that date. The grants of RSUs made at the 2019 Annual Meeting to all the then-serving Directors will vest on May 23, 2020. The fair market value of each share of common stock subject to the RSUs on the date of grant, which was May 23, 2019, for each non-employee Director serving as of that date was $41.63. As of December 31, 2019, each non-employee Director had 1,681 unvested RSUs, except for Dr. de Figueiredo, who had 1,921 unvested RSUs. Dr. de Figueiredo's 2019 RSU award compensated him for the period of service prior to the 2019 Annual Meeting and the 2019-2020 term. In addition, as of that date, Messrs. Dhoré, Kroner, McColgan, McSally, and Rumbolz, Dr. Blakey, and Mses. Glenn, Higgins, and Mockard had 6,437, 11,596, 2,784, 12,207, 36,364, 35,322, 38,002, 1,851, and 1,851 vested RSUs, respectively.
The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs generally until six months after termination of Board service, and will be converted into additional RSUs. There were no actual forfeitures of stock awards by any of our Directors in 2019 and all other assumptions used to calculate the expense amounts shown are set forth in Note 13 to the 2019 Consolidated Financial Statements.
(2)All Other Compensation includes the aggregate incremental costs associated with the non-employee Directors' and their guests' (i.e., spouse, family member or similar guest) attending board meetings and/or board activities.
(3)Dr. de Figueiredo began serving on the Board as of April 1, 2019.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under our equity and incentive plan as of December 31, 2019.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercised price of outstanding options, warrants, and rights(4)	(c) Number of securities remaining available for further issuance under compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1):
Stock options	154,016	$23.65	3,492,616
RSUs(2)	241,905		3,250,711
PSUs(3)	599,814		2,650,897
Equity compensation plans not approved by stockholders	—	—	—
Total	995,735	$23.65	2,650,897
(1)The Plan is administered by the Compensation Committee of the Board of Directors, which is authorized to grant, at its discretion, awards to officers, employees, non-employee directors, consultants, and independent contractors. The number of common shares currently registered on Form S-8 for grants of awards under the Plan was 5,500,000 shares, reduced for grants made under such registration statements.
The Plan provides for the grant of stock options (both ISOs and nonqualified stock options), stock appreciation rights, shares of restricted stock, RSUs, PSUs, and other stock-based awards. As of December 31, 2019, the only incentive awards outstanding under the Plan were nonqualified stock options, RSUs, and PSUs.
(2)RSUs are phantom (as opposed to actual) shares of common stock which, depending on the individual award, vest in equal tranches over one- to four-year periods, subject to the recipient maintaining a continuous relationship with the Company through the applicable vesting date.
(3)PSUs are phantom (as opposed to actual) shares of common stock, which are subject to a performance period of two years followed by an additional one-year vesting period, subject to the recipient maintaining a continuous relationship with the Company through the applicable vesting date. PSU awards are subject to certain performance goals with payouts that range from 0% to 200% of the target awards. The values shown in the table above represent the aggregate number of PSUs based on the expectation of the Company achieving a 200% of target rate for the 2017 PSUs, a 200% of target rate for the 2018 PSUs, and a 200% of target rate for the 2019 PSUs.
(4)Holders of RSUs and PSUs are not entitled to voting rights. Commencing in 2017, employees who were awarded RSUs and PSUs are entitled to receive dividend equivalents for eligible awards, payable in cash, when the underlying award vests and becomes payable. RSUs and PSUs do not require the payment of an exercise price, accordingly, there is no weighted average exercise price for these awards.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee during all or part of 2019 consisted of Dr. Blakey, Chair, and members Mses. Glenn, Higgins and Mockard. None of these Directors were at any time during 2019, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings', or its subsidiaries', boards of directors or their compensation committees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted the Related Person Transactions Policy and Procedures, which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Audit Committee, including but not limited to: the benefits to the Company; the impact on a Director's independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings, Inc. or its subsidiaries.
As of December 31, 2019, BlackRock Inc. (BlackRock) managed a portfolio of bank loans with a fair value of $181.7 million and private equity limited partnerships with a fair value of $9.1 million on behalf of the Company. BlackRock reported having sole voting power with respect to 4,518,801 shares of common stock as of that date (representing 14.4% of the Company's outstanding common stock) and dispositive power with respect to 4,669,053 shares of common stock as of that date (representing 14.9% of the Company's outstanding common stock).
Pursuant to an Investment Management Agreement between the Company and BlackRock (the "IMA"), which governs management of the bank loans, the Company incurred investment management fees $0.8 million during 2019, of which $0.2 million remained payable to BlackRock at December 31, 2019. Returns related to the Company's investments in private equity limited partnerships are net of management fees.
The Company's Audit and Finance Committees of the Board reviewed BlackRock's relationship with the Company prior to execution of the IMA.
Executive Officers of the Registrant
The following provides information regarding our executive officers as of January 31, 2020. No family relationships exist among our directors or executive officers.

Name	Age	Position
Douglas D. Dirks	61	President and Chief Executive Officer of Employers Holdings, Inc.
Michael S. Paquette	56	Executive Vice President, Chief Financial Officer of Employers Holdings, Inc.
Stephen V. Festa	60	Executive Vice President, Chief Operating Officer of Employers Holdings, Inc.
Tracey L. Berg	50	Executive Vice President, Chief Innovation Officer of Employers Holdings, Inc.
Lori A. Brown	54	Executive Vice President, Chief Legal Officer and General Counsel of Employers Holdings, Inc.
Katherine H. Antonello	55	Executive Vice President, Chief Actuary of Employers Holdings, Inc.
Jeffrey C. Shaw	47	Executive Vice President, Chief Information Officer of Employers Holdings, Inc.
Executive Officers
Douglas D. Dirks. Mr. Dirks has served as a Director, President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005. He also serves as a Director and Chief Executive Officer of EICN since December 1999, ECIC since May 2002, EPIC since November 2008, and EAC since November 2008, EIG Services, Inc. since November 2008, Elite Insurance Services, Inc. since August 1999, CGI since May 2018, CSI since May 2018, and CIC since August 2019. Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Governors of the American Property Casualty Insurance Association and on the Advisory Board of Kids Chance of America. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Michael S. Paquette. Mr. Paquette has served as Executive Vice President, Chief Financial Officer and Treasurer of Employers Holdings since January 2017. He also serves as Treasurer of EGI, EICN, ECIC, EPIC, EAC, EIG Services, and Elite Insurance Services, Inc. all since January 2017, of CGI and CSI since May 2018, and of CIC since August 2019. He also serves as a Director of EICN, ECIC, EPIC, EAC, and EIG Services all since January 2017, EGI since May 2018, CGI since May 2018, CSI since May 2018, and CIC since August 2019. He also serves on the Board of Directors of the Illinois Insurance Guaranty Fund since June 2019. Mr. Paquette previously served as Executive Vice President, Chief Financial Officer of Montpelier Re Holdings Ltd. from 2008 to 2015 and Chief Financial Officer of Blue Capital Reinsurance Holdings Ltd. from its inception in 2012 to 2015. Mr. Paquette also spent 18 years with White Mountains Insurance Group, Ltd. in various capacities, including Senior Vice President, Controller, and 4 years with KPMG LLP as an auditor. Mr. Paquette holds a B.S. degree in Business Administration from the University of Vermont and is a Certified Public Accountant, Certified Management Accountant, Certified Financial Manager, and Chartered Global Management Accountant.
Stephen V. Festa. Mr. Festa has served as Executive Vice President, Chief Operating Officer of Employers Holdings since August 2013, EIG Services, Inc. since April 2014 and Elite Insurance Services, Inc. since March 2017. He has served as President, Chief Operating Officer of EICN, ECIC, EPIC, and EAC since July 2018. Prior to that, he had served as Executive Vice President, Chief Operating Officer of EICN, ECIC, EPIC, and EAC from April 2014 to July 2018 and as Senior Vice President, Chief Claims Officer of EICN and ECIC from August 2004 to April 2014, EPIC, EAC, and EIG Services, Inc. from November 2008 to April 2014. Mr. Festa also serves as a Director of EICN, ECIC, EPIC, and EAC all since February 2011, EIG Services, Inc. since April 2011, and EGI since May 2018. Mr. Festa also serves as a member on the Board of Governors of the California Insurance Guarantee Association. He attended the University of Southern California and has completed the Advanced Executive Education Program sponsored by the American Institute for Chartered Property Casualty Underwriters and the Wharton School of the University of Pennsylvania.
Tracey L. Berg. Ms. Berg has been Executive Vice President and Chief Innovation Officer of Employers Holdings since November 2017 and President and Chief Innovation Officer of CGI and CSI since July 2018 and President of CIC since August 2019. She originally joined the Company in January 2017 as Executive Vice President and Chief Information Officer. She has also been a Director of CGI and CSI since May 2018 and of CIC since August 2019. Prior to joining the Company, she was Senior Vice President, Chief Information Officer at West Bend Mutual Insurance Co., since 2012 and Chief Information Officer since 2009. Before joining West Bend Mutual Insurance Co., she held various positions at Assurant Employee Benefits and Assurant Shared Business Services holding several leadership and technical positions. Ms. Berg has over 25 years of information technology experience. Ms. Berg holds a B.S. degree in Computer Science from the University of Minnesota and an MBA from Northwestern University's Kellogg School of Management.
Lori A. Brown. Ms. Brown has served as Executive Vice President, Chief Legal Officer, General Counsel, and Secretary of Employers Holdings since January 2019. She had served as Senior Vice President, Deputy General Counsel from March 2015 to December 2018 to EIG Services, Inc., EICN, ECIC, EPIC, and EAC and Vice President, Deputy General Counsel of ECIC and EICN since January 2006, EPIC and EAC since November 2008, and EIG Services, Inc. and its predecessor since May 2014. Ms. Brown has served as a director of EGI, CGI and CSI since May 2018, of EICN, ECIC, EPIC, EAC, and EIG Services, Inc. since January 2019, and of CIC since August 2019. She is assistant secretary to all of the Company's subsidiaries. Ms. Brown works extensively with the Company's statutory, regulatory and public company filings. Prior to joining the Company, she was Senior Legal Counsel of DHL Worldwide from May 1994 to April 2005. Ms. Brown brings more than 25 years of experience as an attorney primarily in the areas of labor and employment, corporate governance, and SEC compliance. Ms. Brown holds a B.A. degree from UC Riverside and a J.D. degree from the University of San Francisco.
Jeffrey C. Shaw. Mr. Shaw has been Executive Vice President, Chief Information Officer of Employers Holdings since April 2019. He has served as Senior Vice President, Chief Information Officer since November 2017. Prior to that, Mr. Shaw served as Vice President, Application Development from June 2017. He served as Vice President, Information Technology for NIC, Inc. in Olathe, Kansas from April 2012 until April 2017. Prior to that, he served as 2nd Vice President, Application Development for Assurant, Inc. He holds a Bachelor degree from the University of Kansas, as well as a Law degree and a Master of Business Administration also from the University of Kansas.
Katherine H. Antonello. Ms, Antonello has served as Executive Vice President, Chief Actuary of Employers Holdings since August 2019. She also serves as Executive Vice President, Chief Actuary of EICN, ECIC, EPIC, EAC, and CIC. Prior to that, she previously served as the Chief Actuary of NCCI from June 2013 to June 2019. Prior to that position, from July 2001 to June 2013, Ms. Antonello held various positions at Lumbermen's Underwriting Alliance and served as Vice President and Chief Actuary. Earlier in her career, she worked at Milliman & Robertson and Liberty National Life Insurance Company. She also worked at NCCI previously as an

Associate Actuary. Ms. Antonello earned her BS in mathematics from Birmingham-Southern College. She is a Fellow of the Casualty Actuarial Society, a Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries. In addition, she currently serves on the Board of Directors of the Casualty Actuarial Society.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 30, 2020, by:
•each person who is known by us to own beneficially more than 5% of our voting securities;
•each Director;
•each NEO; and
•all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and RSUs that are currently exercisable or exercisable within 60 days of March 30, 2020 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 30, 2020, 30,463,568 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 55 East 52nd Street, New York, NY 10055	4,669,053	(2)	15.3
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	3,196,784	(3)	10.5
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,595,321	(4)	8.5
Richard W. Blakey	59,656	(5)	*
João "John" M. de Figueiredo	1,921	(6)	*
Prasanna G. Dhoré	8,128		*
Valerie R. Glenn	55,024	(7)	*
Barbara A. Higgins	3,532		*
James R. Kroner	18,277	(8)	*
Michael J. McColgan	4,484		*
Michael J. McSally	20,560	(9)	*
Jeanne L. Mockard	3,532		*
Michael D. Rumbolz	53,989	(10)	*
Douglas D. Dirks	512,671	(11)	1.7
Michael S. Paquette	16,553		*
Stephen V. Festa	102,897	(12)	*
Tracey L. Berg	12,950		*
Lori A. Brown	22,109	(13)	*
All Directors and executive officers as a group (17) persons	897,166	(14)	2.9
* Represents less than 1%
(1)The address of all current executive officers and directors listed above is in the care of the Company.
(2)Information concerning stock ownership obtained from Amendment No. 6 to the Schedule 13G filed with the SEC on February, 3, 2020. BlackRock Inc. reported sole voting power with respect to 4,518,801 shares of common stock and dispositive power with respect to all 4,669,053 shares of common stock.
(3)Information concerning stock ownership obtained from Amendment No. 10 to the Schedule 13G filed with the SEC on February 10, 2020. The Vanguard Group, Inc. reported sole voting power with respect to 30,298 shares of common stock, shared voting power with respect to 7,577 shares of common stock, sole dispositive power with respect to 3,163,076 shares of common stock, and shared dispositive power with respect to 33,708 shares of common stock.

(4)Information concerning stock ownership obtained from Amendment No. 3 to the Schedule 13G filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP, reported sole voting power with respect to 2,494,322 shares of common stock, and sole dispositive power with respect to 2,595,321 shares of common stock.
(5)Includes 54,457 shares of common stock beneficially owned by the Richard Blakey Family Trust.
(6)João "John" M. de Figueiredo began serving on the Board as of April 1, 2019.
(7)Includes 18,954 shares of common stock beneficially owned by the Glenn Family Trust.
(8)Includes 13,122 shares of common stock beneficially owned by the James R. Kroner Living Trust.
(9)Includes 6,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.
(10)Includes 21,011 shares of common stock beneficially owned by the Michael and Geri Rumbolz Living Trust.
(11)Includes 86,844 shares of common stock subject to options that were exercisable as of March 30, 2020.
(12)Includes (i) 68,359 shares of common stock beneficially owned by the Stephen and Jane Festa Family Trust; and (ii) 11,122 shares of common stock subject to options that were exercisable as of March 30, 2020.
(13)Includes (i) 13,863 shares of common stock beneficially owned by the Lori Ann Brown Revocable Trust; and (ii) 4,700 shares of common stock subject to options that were exercisable as of March 30, 2020.
(14)Includes 102,666 shares of common stock subject to options that were exercisable as of March 30, 2020.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Employers Holdings' Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms.

PROPOSAL 4
INDEPENDENT ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP ("Ernst & Young") as Employers Holdings' independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2020 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since 2002. This continuity enables Ernst & Young to gain extensive knowledge of the Company's operations, policies, procedures and internal controls. Ernst & Young rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees and Public Company Accounting Oversight Board ("PCAOB") reports on the firm, among other factors.
A representative of Ernst & Young will be available at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings' independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

AUDIT MATTERS
Audit Committee Independence
The three members of Employers Holdings' Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:
•by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521
•by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com;
•or by calling the toll-free hotline and talking to an independent third party at (800) 826-6762.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chair of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Audit Committee Report
In connection with the financial statements for the fiscal year ended December 31, 2019, the Audit Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standard No. 1301, "Communications with Audit Committees";
•and received the written disclosure and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.
Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 14, 2020 meeting of the Board, that Employers Holdings' audited financial statements for the year ended December 31, 2019 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.
/s/ Audit Committee
Michael J. McSally, Chair
James R. Kroner
Michael J. McColgan
Service Fees Incurred for Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the fiscal year ended December 31, 2019 and the Company's internal controls over financial reporting as of December 31, 2019. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.

Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $2,310,800 and $2,202,600 for fiscal years 2019 and 2018, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2019 and 2018; audit of the Company's internal controls over financial reporting as of December 31, 2019 and 2018; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2019 and 2018. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $32,000 for fiscal years ended 2019 and 2018. All of such audit-related services were pre-approved by the Audit Committee.
All Other Fees. In 2019 and 2018, the Company paid Ernst & Young $4,685 and $1,995, respectively, for subscriptions to an accounting research tool. These non-audit fees were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 13 of the "Authority, Responsibilities, and Limitations" section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Audit Committee or by one or more of its members as designated by the Audit Committee or its Chair, and the person(s) granting such approval will report such approval to the Audit Committee at the next scheduled meeting.
GOVERNANCE DOCUMENT INFORMATION
Employers Holdings' Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Executive Vice President, Chief Financial Officer, Michael S. Paquette, at (775) 327-2562.
SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 18, 2020. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 27, 2021 and not earlier than January 28, 2021.
DISTRIBUTION INFORMATION
Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.
If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings' transfer agent, EQ Shareowner Services, at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the Annual Report or Proxy Statement promptly upon request.

GENERAL
The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow Sodali LLC to assist it in the solicitation of proxies at an anticipated cost of $6,500, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.

On Behalf of the Board of Directors,
Lori A. Brown, Secretary
April 17, 2020

APPENDIX A
EMPLOYERS HOLDINGS, INC.
AMENDED AND RESTATED EQUITY AND INCENTIVE PLAN
(as amended and restated effective April 1, 2020)

A–1

EMPLOYERS HOLDINGS, INC.
AMENDED AND RESTATED EQUITY AND INCENTIVE PLAN
1.Purpose; Types of Awards; Construction.
The purpose of the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan (the “Plan”) is to promote the interests of the Company and its Subsidiaries and the stockholders of the Company by providing officers, employees, non-employee directors, consultants, and independent contractors of the Company and its Subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, of options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units, stock- or cash-based performance awards, and other stock-based awards. Notwithstanding any provision of the Plan, to the extent that any Awards would be subject to Section 409A of the Code, the Plan and the Awards and Award Agreements shall be interpreted in a manner consistent with such Code section. Awards that were granted prior to the effective date of the Plan, as amended and restated, shall continue to be governed by the terms of the plan prior to its amendment and restatement.
2.Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award granted under the Plan.
(b)“Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award. The Award Agreement is subject to the terms and conditions of the Plan.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means, unless otherwise specified in the Award Agreement, that the Grantee has (i) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its Subsidiaries (in any case, other than by reason of a disability, physical or mental illness); (ii) committed or engaged in an act of theft, embezzlement or fraud; or (iii) committed, been convicted of or pled guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element. No act or failure to act on the part of the Grantee shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith or without reasonable belief that the Grantee’s act or failure to act was in the best interests of the Company. Determination of Cause shall be made by the Committee in its sole discretion.
(e)A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below and excluding any Person who becomes such a Beneficial Owner solely by reason of the repurchase of shares by the Company; or
(ii)during any consecutive 24-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the Initial Public Offering, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Initial Public Offering or whose appointment, election or nomination for election was previously so approved or recommended; or
A–2

(iii)there is consummated a merger or consolidation of the Company or any Subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, (x) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (y) a “Change in Control” shall not occur for purposes of the Plan as a result of any public offering of Company common stock including any secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission, and (z) to the extent required to avoid negative tax consequences under Section 409A of the Code, a “Change in Control” shall not occur for purposes of any Award that is subject to such Code section, unless the applicable event also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of such Code section.
(f)“Clawback Policy” shall have the meaning set forth in Section 6(d).
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code will include such Code section and any regulation or guidance promulgated thereunder, and any successor, companion or comparable provision of any future legislation, regulation or guidance amending, supplementing, or superseding such section, regulation or guidance.
(h)“Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is a “nonemployee director” within the meaning of Rule 16b-3, and an “independent” director within the meaning of the listing requirements of the New York Stock Exchange or any other established securities exchange or national market system on which the Stock is principally traded.
(i)“Company” means Employers Holdings, Inc., a corporation organized under the laws of the State of Nevada, or any successor corporation.
(j)“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code, provided that with respect to ISOs, if the definition of “Disability” in the Plan differs from the definition in the applicable Award Agreement, the definition in the Plan will govern, and in the case of Awards other than ISOs, the Committee in its sole discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.
(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.
(l)“Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the
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Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price (or closing bid, if no sales were reported) (during regular trading) per share of Stock on the established securities exchange or other national market system on which the Stock is principally traded or, if not trading on that date, the closing sales price (or closing bid, if no sales were reported) (during regular trading) per share of Stock on such exchange for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market (during regular trading) or, if not trading on that date, the average of the closing bid and asked prices (during regular trading) for the shares of Stock in such over-the-counter market on the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.
(m)“Grantee” means an officer, employee, non-employee director, consultant, or independent contractor of the Company or any Subsidiary of the Company who has been granted an Award under the Plan.
(n)“Harmful Conduct” means, unless otherwise specified in an Award Agreement, (i) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any affiliate, or (ii) a violation of any of the restrictive covenants contained in the Grantee’s employment, severance or other agreement with the Company, or any of its affiliates.
(o)“Immediate Family Member” means with respect to any Grantee, the Grantee’s spouse, children or grandchildren (including any adopted or step-children or grandchildren), parents, grandparents or siblings.
(p)“Initial Public Offering” means the initial public offering of the shares of Stock of the Company.
(q)“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.
(r)“NQSO” means any Option that by its terms does not qualify or is not intended to qualify as an ISO.
(s)“Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.
(t)“Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6(b)(vi) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock.
(u)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(v)“Performance Award” means a right or other interest granted to a Grantee under Section 6(b)(v) that may be payable in cash or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock (or a combination of both cash and stock), and which is awarded upon the attainment of Performance Goals.
(w)“Performance Goals” means performance goals pre-established by the Committee in its sole discretion, based on one or more performance criteria, which may provide for a targeted level or levels of achievement, including without limitation, the following (as determined in accordance with generally accepted accounting principles, unless otherwise indicated by the Committee): revenue growth, premium growth, policy growth, earnings (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization), net earnings, operating income, before or after tax income (before or after allocation of corporate overhead, bonus or a combination of the foregoing), income or net income (before or after-taxes), cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), return on investment, net assets, return on assets, economic value added models (or an equivalent metric), comparisons with various stock market indices, book value, reductions in cost, combined ratio, loss ratio, expense ratio, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, working capital levels, operating margins, operating ratio, gross margins or cash margins, year-end cash, debt reductions, stockholders’ equity, operating return on equity, operating return on adjusted stockholders’ equity, market share, regulatory
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achievements, employee satisfaction, agent satisfaction, customer satisfaction, customer retention, rating agency ratings, and any combination of, or a specified increase in, any of the foregoing. A Performance Goal may be measured, as applicable, (i) in absolute terms, (ii) in combination with one or more other Performance Goals (for example, as a ratio or matrix), (iii) in relative terms (for example, results for other periods, passage of time, against one or more other companies, or an index or indices), (iv) on a per-share or per-capita basis, (v) based upon the attainment of specified levels of performance by the Company, or a business unit, division, Subsidiary of the Company, joint venture, or business segment of the Company, (vi) on a pre-tax or after-tax basis, as applicable, or (vii) a combination of the foregoing. The Committee in its sole discretion may designate additional criteria on which the Performance Goals may be based or adjust, modify or amend the aforementioned criteria, including without limitation, Performance Goals based on the Grantee’s individual performance. The Performance Goals may differ from Grantee to Grantee and from Award to Award. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. Unless otherwise determined by the Committee, measurement of performance relative to Performance Goals shall exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals as it deems necessary or appropriate, including in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, changes to business conditions, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.
(x)“Permitted Assignee” shall have the meaning set forth in Section 8(a).
(y)“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary of the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(z)“Plan” means this Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan, as amended from time to time.
(aa)“Repricing” shall have the meaning set forth in Section 3.
(bb) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture.
(cc) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) to receive Stock, cash or a combination thereof at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.
(dd) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.
(ee) “Service Recipient” shall have the meaning set forth in Section 8(c).
(ff) “Stock” means shares of the common stock, par value $.01 per share, of the Company.
(gg) “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.
(hh) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ii) “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or any Subsidiary of the Company or with which the Company or any Subsidiary of the Company combines.
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3.Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, repurchased, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to modify or amend any Award (subject to Section 8(d)(ii)); to temporarily suspend the exercisability of an Award if the Committee deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws; to allow a Grantee to defer receipt of payment or delivery of shares otherwise due to the Grantee under an Award and provide for crediting of interest or other earnings on deferred payments; to allow Grantees to satisfy tax withholding obligations; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, but subject to Section 5(d) below, neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and re-grant) any Option or SAR or, if applicable, other Award at a lower exercise, base or purchase price, to cancel any Option or SAR in exchange for cash or another Award if such cancellation has the same effect as lowering the exercise, base or purchase price of such Option or SAR, or to take any other action with respect to an Award that would be treated as a repricing under the rules and regulations of the principal securities market on which the Stock is traded (any such actions, a “Repricing”).
All determinations of the Committee shall be made by a majority of its members either present in person or participating via video conference or other electronic means, at a meeting, or by written consent. The Committee may delegate to one or more of its members or to one or more executive officers or other agents such administrative duties as it may deem advisable (including the authority to grant Awards to non-officers), and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b 3. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary of the Company, any Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder, and will be given the maximum deference permitted by applicable laws.
No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
4.Eligibility.
Awards may be granted to individuals who are officers, employees, non-employee directors, consultants, or independent contractors of the Company or its Subsidiaries. However, ISOs may be granted only to employees of the Company or its Subsidiaries. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.
5.Stock Subject to the Plan; Award Limits.
(a)The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 6,555,000 shares of Stock, subject to adjustment as provided herein. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged, surrendered, or if an Award terminates or expires without a distribution of shares of Stock underlying the Award to the Grantee, then the applicable number of shares of Stock with respect to such Award (determined in a manner consistent with the immediately preceding sentence) shall, to the extent of any such
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forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. However, if shares of Stock are withheld as payment of either the exercise or purchase price of an Award, the withholding of taxes with respect to an Award, or a combination of the foregoing, then those shares will not again be available for Awards under the Plan. To the extent an Award is paid out in cash rather than shares of Stock, the cash payment will not result in reducing the number of shares of Stock available for issuance under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. Substitute Awards shall not reduce the shares of Stock reserved for the grant of Awards under the Plan or authorized for Awards granted to an individual. Notwithstanding the foregoing and, subject to adjustment as provided in Section 5(d), the maximum number of shares of Stock that may be issued upon the exercise of ISOs will equal the aggregate share number stated in the first sentence of this Section 5(a), plus, to the extent allowable under Section 422 of the Code, any shares of Stock that become available for issuance under the Plan pursuant to the other terms of this Section 5(a).
(b)Subject to adjustment as provided herein, (i) no more than 1,000,000 shares of Stock may be made subject to Awards of Options and SARs granted to an individual other than a non-employee director in any consecutive thirty-six month period, (ii) no more than 500,000 shares of Stock may be made subject to Awards other than Awards of Options and SARs granted to an individual other than a non-employee director in any consecutive thirty-six month period, and (iii) the aggregate value of Awards and any other compensation (including without limitation any cash fees and retainers) granted to any non-employee director in any calendar year solely with respect to service on the Board may not exceed $500,000, based on the aggregate value of cash-based compensation and the Fair Market Value of any stock-based Awards, in each case determined as of the date of grant.
(c)Shares of Stock may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.
(d)In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, split up, spin-off, combination, reclassification, repurchase, or share exchange, or other similar corporate transaction or event (other than ordinary dividends or other ordinary distributions), affects the Stock such that an adjustment is appropriate, as determined by the Committee, in its sole discretion, in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the maximum number and kind of shares of Stock or other property (including cash) that may be issued hereunder in connection with Awards, (ii) the maximum number of shares of Stock that may be made subject to Awards to any individual and numerical share limits under Section 5(b), (iii) the number and kind of shares of Stock or other property (including cash) issued or issuable with respect to outstanding Awards, (iv) the exercise price, grant price, or purchase price relating to any Award; provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (v) the Performance Goals applicable to outstanding Awards.
6.Specific Terms of Awards.
(a)General. The term of each Award shall be for such period as may be determined by the Committee, subject to the terms of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
(b)Types of Awards. The Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon the achievement of Performance Goals. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.
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(i)Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:
(A)Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the shares of Stock with respect to which ISOs are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any Subsidiary or Parent of the Company) exceeds $100,000, such Options will be treated as NQSOs. For purposes of this Section 6(b)(i)(A), ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the shares of Stock will be determined as of the time the Option with respect to such shares is granted.
(B)Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but, except for outstanding awards assumed, converted or replaced in connection with a corporate transaction, in no event shall the per share exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. In the case of an ISO granted to an employee of the Company or any of its Subsidiaries who, at the time the ISO is granted, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Subsidiary or Parent of the Company, the per share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per share on the date of grant. The Committee will determine the acceptable form of consideration for exercising an Option, including method of payment; however, in the case of an ISO, the Committee will determine the acceptable form of consideration at the time of grant. The exercise price for Stock subject to an Option may be paid in: (1) cash, (2) check, (3) other shares of Stock, provided that such shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which such Option will be exercised and provided further that accepting such shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion, (4) consideration received by the Company under a broker assisted (or other) cashless exercise program approved by the Committee, (6) payment deemed received via net exercise, (7) such other consideration and method of payment for the issuance of Stock to the extent permitted by applicable laws, and (8) a combination of the above.
(C)Term, Vesting and Exercisability of Options. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be vested and exercisable over the exercise period (which shall not exceed seven years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement, but no Option shall vest at a rate that is more rapid than vesting on the first anniversary of the date of grant of such Option; provided, that the Committee shall have the authority to accelerate the vesting and exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. In the case of an ISO granted to a Grantee who, at the time the ISO is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company, the term of the ISO shall not exceed five years from the date of grant. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become vested and exercisable. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the shares of Stock with respect to which the Option is exercised (together with any applicable tax withholdings). Until the Stock is issued (as evidenced by the appropriate entry in the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the shares of Stock subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 5(d).
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(D)Other Provisions; No Dividend Equivalent Rights. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its sole discretion or as may be required by applicable laws. Notwithstanding the foregoing, dividend equivalent rights may not be granted with respect to Options.
(ii)SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:
(A)General. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be vested and exercisable only to the extent the underlying Option is vested and exercisable. Payment of an SAR may be made in cash, Stock, property, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee.
(B)Term, Vesting and Exercisability of SARs. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an SAR shall be considered the day on which such SAR is granted. SARs shall be vested and exercisable over the exercise period (which shall not exceed seven years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement but no SAR shall vest at a rate that is more rapid than vesting on the first anniversary of the date of grant of such SAR; provided, that the Committee shall have the authority to accelerate the vesting and exercisability of any outstanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate.
(C)Payment; No Dividend Equivalent Rights. An SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR, except for Substitute Awards). An SAR may be exercised by giving notice of such exercise (in accordance with the procedures that the Committee may specify from time to time) to the Committee or its designated agent. Until the Stock is issued (as evidenced by the appropriate entry in the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the shares of Stock subject to an SAR, notwithstanding the exercise of the SAR. The Company will issue (or cause to be issued) such shares of Stock promptly after the SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 5(d). In addition, dividend equivalent rights may not be granted with respect to SARs.
(iii)Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:
(A)Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Notwithstanding the above, (1) subject to clauses (2), (3) and (4) below, no Award of Restricted Stock (other than Substitute Awards) granted to a Grantee shall vest prior to the first anniversary of the date of grant, and no Award of Restricted Stock (other than Substitute Awards) granted to an employee of the Company or a Subsidiary of the Company shall vest at a rate that is more rapid than one-third of the total shares subject to such Award on each of the first three anniversaries of the date of grant, (2) Awards of Restricted Stock made in connection with an employee’s commencement of employment with the Company or its Subsidiaries to replace equity awards forfeited by such employee, Awards of Restricted Stock made as a form of payment of earned incentive compensation, and Awards of Restricted Stock that vest, in whole or in part, upon the
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attainment of Performance Goals shall not vest prior to the first anniversary of the date on which such Award is granted, (3) the Committee shall have the authority to accelerate the vesting of any outstanding award of Restricted Stock at such time and under such circumstances as it, in its sole discretion, deems appropriate, and (4) Awards of Restricted Stock may accelerate vesting pursuant to the terms of Section 7. Unless the Committee determines otherwise, the Company as escrow agent will hold Restricted Stock until all applicable restrictions on such Restricted Stock have lapsed. Upon such lapse of restrictions, the shares covered by such Restricted Stock for which such restrictions have lapsed will be released from escrow as soon as practicable or such other time as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have the rights of a stockholder including, without limitation, the right to vote Restricted Stock, but not the right to receive dividends thereon, except as otherwise provided in Section 6(b)(iii)(C).
(B)Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.
(C)Dividends. Except to the extent further restricted in the applicable Award Agreement, the Grantee shall have the dividend rights of a stockholder with respect to the Restricted Stock; provided, however, that such dividends shall be subject to restrictions and risks of forfeiture to the same extent as the Restricted Stock with respect to which such dividends have been distributed. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
(iv)Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:
(A)Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its sole discretion, deems appropriate, including, but not limited to, the achievement of Performance Goals. Notwithstanding the above, (1) subject to clauses (2), (3), (4) and (5) below, no Award of Restricted Stock Units (other than Substitute Awards) granted to a Grantee shall vest prior to the first anniversary of the date of grant, and no Award of Restricted Stock Units (other than Substitute Awards) granted to an employee of the Company or a Subsidiary of the Company shall vest at a rate that is more rapid than one-third of the total shares subject to such Award on each of the first three anniversaries of the date of grant, (2) Awards of Restricted Stock Units made in connection with an employee’s commencement of employment with the Company or its Subsidiaries to replace equity awards forfeited by such employee, Awards of Restricted Stock Units made as a form of payment of earned incentive compensation, and Awards of Restricted Stock Units that vest, in whole or in part, upon the attainment of Performance Goals shall not vest prior to the first anniversary of the date of grant, (3) the Committee shall have the authority to accelerate the vesting of any outstanding Award of Restricted Stock Units at such time and under such circumstances as it, in its sole discretion, deems appropriate, (4) the Committee shall have the authority to grant Awards of Restricted Stock Units covering five percent (5%) or fewer of the total number of shares of Stock authorized under the Plan without respect to the minimum vesting requirement described in clause (1) above, and (5) Awards of Restricted Stock Units may accelerate vesting pursuant to the terms of Section 7.
(B)Payment. The Committee, in its sole discretion, may settle Restricted Stock Units in cash, Stock, or a combination of both. Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, that number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.
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(C)Dividend Equivalents. Subject to the requirements of Section 409A of the Code, if applicable, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Grantee, and may be settled in cash or Stock or a combination of both, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. Notwithstanding the foregoing, dividend equivalents may not accrue or be credited (i) with respect to Restricted Stock Units, generally, unless and until these Restricted Stock Units have vested; and (ii) specifically with respect to Performance Awards or other performance-based Awards unless and until the applicable Performance Goals have been achieved.
(D)Deferrals. The Committee may require or permit Grantees to elect to defer the delivery of shares of Stock or cash that would otherwise be due by virtue of the vesting of the Restricted Stock Units under such rules and procedures as the Committee shall establish; provided, however, to the extent that such deferral is subject to Section 409A of the Code, the rules and procedures established by the Committee shall comply with Section 409A of the Code.
(v)Performance Awards. The Committee is authorized to grant Performance Awards to Grantees, which may be denominated in cash or shares of Stock and payable either in shares of Stock, in cash, or in a combination of both. Such Performance Awards shall be granted with value and payment contingent upon the achievement of Performance Goals and such goals shall relate to periods of performance as the Committee determines in its sole discretion. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. Notwithstanding the above, (1) subject to clauses (2), (3) and (4) below, no Performance Award granted to a Grantee (other than Substitute Awards) shall vest prior to the first anniversary of the date of grant, (2) Performance Awards made in connection with an employee’s commencement of employment with the Company or its Subsidiaries to replace equity awards forfeited by such employee, and Performance Awards made as a form of payment of earned incentive compensation, shall not vest prior to the first anniversary of the date of grant, (3) the Committee shall have the authority to accelerate the vesting of any outstanding Performance Awards at such time and under such circumstances as it, in its sole discretion, deems appropriate, and (4) Performance Awards may accelerate vesting pursuant to the terms of Section 7. The maximum amount that any Grantee (other than a non-employee director) may receive with respect to cash-based Performance Awards pursuant to this Section 6(b)(v) whether payable in cash or in shares of Stock with respect to any calendar year is $5,000,000 (based on the grant date aggregate value of the cash-based compensation, and the grant date Fair Market Value for the shares of Stock); provided, however, that the foregoing maximum limit shall not include, or apply to, any annual cash-based bonus payable pursuant to any annual bonus plan, program, policy, agreement or arrangement of the Company or any of its Subsidiaries. Payments otherwise issuable based on performance achievement hereunder may be decreased, increased, or eliminated in the sole discretion of the Committee based on such factors as it deems appropriate. The Committee may establish such other rules applicable to the Performance Awards as it determines in its sole discretion to the extent the Committee determines that such rules are appropriate.
(vi)Other Stock-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter (including, in the sole discretion of the Committee, the right to receive dividend equivalent payments with respect to Stock subject to the Award). Notwithstanding the above, (1) subject to clauses (2), (3) and (4) below, no Other Stock-Based Award granted to a Grantee (other than Substitute Awards) shall vest prior to the first anniversary of the date of grant, (2) Other-Stock-Based Awards made in connection with an employee’s commencement of employment with the Company or its Subsidiaries to replace equity awards forfeited by such employee, and Other-Stock-Based Awards made as a form of payment of earned incentive compensation shall not vest prior to the first anniversary of the date of grant, (3) the Committee shall have the authority to accelerate the vesting of any outstanding Other-Stock-Based Award at such time and under such circumstances as it, in its sole discretion, deems appropriate, and (4) Other-Stock-Based
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Awards may accelerate vesting pursuant to the terms of Section 7. Notwithstanding anything in this Section 6(b)(vi) to the contrary, dividend equivalents may not accrue or be credited to Awards to Grantees in the form of Other Stock-Based Awards (i) generally, unless and until such Awards have vested; and (ii) specifically with respect to performance-based Awards, unless and until the applicable Performance Goals have been achieved.
(c)Termination of Service. Except as otherwise set forth in an Award Agreement, (i)upon the Grantee’s termination of service with the Company and any of its Subsidiaries, the Grantee shall have 90 days following the date of such termination of service to exercise any portion of an Option or SAR that the Grantee could have exercised on the date of such termination of service; provided, however, that such exercise must be accomplished prior to the expiration of the Award term; (ii) if the Grantee’s termination of service is due to Disability or death, the Grantee, or the representative of the estate of the Grantee, as the case may be, may exercise any portion of the Option or SAR which the Grantee could have exercised on the date of such termination for a period of one year thereafter; provided, however, that such exercise must be accomplished prior to the expiration of the Award term; and (iii) in the event of a termination of the Grantee’s service with the Company or any of its Subsidiaries for Cause, the unexercised portion of the Option or SAR shall terminate immediately and the Grantee shall have no right thereafter to exercise any part of the Award. Notwithstanding the foregoing, the Committee may provide in an Award Agreement, or at any time thereafter, that if following termination of the Grantee’s service with the Company and any of its Subsidiaries, the Grantee has been prevented from exercising the Option or SAR by reason of any trading blackout period or similar period, then the Option or SAR shall not cease to be exercisable until the Grantee has had at least 15 days following termination of such service to exercise the Option or SAR, provided that in no event will the Award remain exercisable after the expiration of the Award term. If the Grantee does not exercise any Award within the time periods following termination of service set forth in this Section 6(c), such Award shall be forfeited. Unless otherwise provided by the Committee, if on the date of cessation of the Grantee’s service with the Company or any of its Subsidiaries, the Grantee is not vested as to his or her entire Option or SAR, the shares of Stock covered by such unvested portion of the Award will be forfeited to the Company.
(d)Forfeitures/Clawbacks/Repayment of Awards. In addition to the forfeiture of Awards as provided in Section 6(c), if the Grantee engages in Harmful Conduct, prior to or following termination of employment, the Grantee may be required to forfeit any then outstanding Award, and may be required to return to the Company, without consideration (other than any amount paid by the Grantee with respect to such Award), any shares of Stock owned by the Grantee that were previously subject to an Award and any cash amounts previously paid to the Grantee with respect to an Award. To the extent the shares of Stock subject to this Section 6(d) have been previously sold or otherwise disposed of by the Grantee during the twelve-month period preceding the Grantee engaging in Harmful Conduct, the Grantee may be required to repay to the Company the aggregate Fair Market Value of such shares of Stock on the date of such sale or disposition, less any amounts paid by the Grantee for such shares. Further, to the extent set forth in the Award Agreement, if the Company is required to restate its financial statements, the Company may require that a Grantee repay to the Company the aggregate Fair Market Value of any Award (regardless of whether such Award was payable in shares of Stock or cash) that vested upon the attainment of Performance Goals to the extent such Performance Goals would not have been achieved had such restatement not been required and may require that any unvested portions of the Award be forfeited. In addition, to the extent set forth in the Award Agreement, the Grantee’s rights, payments and benefits with respect to an Award may be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under the Plan or in an Award Agreement, Awards will be subject to the Company’s clawback policy as may be established or amended from time to time to comply with applicable laws (including without limitation pursuant to the listing standards of any established securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act), or to otherwise implement Company policies (the “Clawback Policy”). The Committee may require a Grantee to forfeit, return or reimburse to the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws. Unless this Section 6(d) specifically is mentioned and waived in an Award Agreement or other document approved by the Company, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Grantee to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Subsidiary of the Company.
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7.Change in Control Provisions.
Unless otherwise provided in an Award Agreement or in a Company Change in Control policy in effect at the time the applicable Award is granted, in the event of a Change in Control:
(a)Each outstanding Award will be treated as the Committee determines (subject to the provisions of Sections 7(b) and 7(c) below) without a Grantee’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Grantee, the Grantee’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Committee determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash, property, if any, or a combination thereof, equal to the amount that would have been attained upon the exercise of such Award or realization of the Grantee’s rights as of the date of the occurrence of the Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of the Change in Control the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Grantee’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 7(a), the Committee will not be obligated to treat all Awards, all Awards held by a Grantee, all Awards of the same type, or all portions of Awards, similarly.
(b)With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Grantee’s employment by the Company or a Subsidiary of the Company (or a successor entity, as applicable) without Cause during the 24-month period following such Change in Control (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Grantee and the Company or any of its Subsidiaries.
(c)With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, upon the occurrence of a Change in Control (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) with respect to Awards with performance-based vesting (or portions thereof) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Grantee and the Company or any of its Subsidiaries. In addition, if an Option or SAR is not assumed or substituted in the event of a Change in Control, the Committee will notify the Grantee in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Committee in its sole discretion. Immediately following the occurrence of the events described in clauses (i)–(iii) of this Section 7(c) and with respect to Options and SARs, upon expiration of the period described in the immediately preceding sentence, each such Award not assumed or substituted in connection with a Change in Control shall terminate.
(d)For purposes of this Section 7, an Award shall be considered assumed or substituted for if, following the Change in Control, such Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that the Award confers the right to purchase or receive, for each share subject to the Option, SAR, Award of Restricted Stock, Award of Restricted Stock Units, Performance Award, or Other Stock-Based Award the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent entity, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of a Restricted Stock Unit, Performance Award, or Other Stock Based Award for each share subject to such Award, to be solely common stock of the successor corporation or its
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parent entity equal in fair market value to the per share consideration received by holders of common stock in the Change in Control. Notwithstanding anything in this Section 7 to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Grantee and the Company or any of its Subsidiaries, as applicable, an Award that vests, is earned or is paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Grantee’s consent; provided, however, that a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(e)Notwithstanding anything in this Section 7 to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Grantee and the Company or any of its Subsidiaries, as applicable, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution such Code section, then any payment of an amount that otherwise is accelerated under this Section 7 will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under such Code section.
(f)With respect to Awards granted to a non-employee director that are assumed or substituted for, if on the date of or following such assumption or substitution the Grantee’s status as a member of the Board or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Grantee (unless such resignation is at the request of the acquirer), then the Grantee will fully vest in and have the right to exercise Options and SARs as to all of the shares underlying such Award, including those shares that otherwise would not be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Awards, and Other Stock-Based Awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Grantee and the Company or any of its Subsidiaries, as applicable.
8.General Provisions.
(a)Nontransferability. Except as provided below, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. To the extent and under such terms and conditions as may be determined by the Committee, a Grantee may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) an Immediate Family Member, (ii) to a trust for the benefit of one or more of the Grantee, an Immediate Family Member, or a combination thereof, or (iii) a partnership, limited liability company or corporation in which the Grantee, one or more Immediate Family Members, or a combination thereof are the only partners, members or shareholders; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Grantee shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 8(a).
(b)No Right to Continued Employment, Etc. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or any Subsidiary of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or other service relationship.
(c)Taxes. Prior to the delivery of any shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company or any Subsidiary or other affiliate of the Company employing or retaining the services of the Grantee, as applicable (the “Service Recipient”) is authorized to require a Grantee to remit to the Company or other Service Recipient or to withhold from any Award granted, any payment relating to an Award under the Plan (including from a distribution of Stock, or any other payment to a Grantee), amounts of withholding and other taxes due in connection with an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of
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withholding taxes and other tax obligations relating to any Award. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Grantee to satisfy such tax withholding obligation, in whole or in part (without limitation) by (i) paying cash, a check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable cash or shares of Stock having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion, (iii) delivering to the Company already-owned shares of Stock having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Committee may determine, in each case, provided the delivery of such shares will not result in any adverse accounting consequences, as the Committee determines in its sole discretion, (iv) selling a sufficient number of shares of Stock otherwise deliverable to the Grantee through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, (v) to the extent permitted by applicable laws, such other consideration and method of payment for the meeting of tax withholding obligations as the Committee may determine, or (vi) any combination of the foregoing. The amount of the withholding requirement will be deemed to include any amount that the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state and local marginal income tax rates applicable to the Grantee with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion. The fair market value of the shares of Stock to be withheld or delivered will be determined as of the date that the taxes are required to be withheld, unless otherwise required by applicable laws or accounting principles.
(d)Stockholder Approval; Amendment and Termination.
(i)The Plan shall take effect upon its adoption by the Board, subject to stockholder approval.
(ii)The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. The Company shall obtain stockholder approval of any amendment to the Plan to the extent desirable, or necessary to comply with applicable laws. Notwithstanding the foregoing, (A) except as otherwise provided below, no amendment to or termination of the Plan shall materially impair any of the rights of any Grantee, without such Grantee’s written consent, under any Award theretofore granted under the Plan, and (B) the Board reserves the right to amend or terminate the Plan and notwithstanding the foregoing clause (A), the Committee reserves the right to amend, restructure, terminate or replace any Awards or any Award Agreements, as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code. The termination or expiration of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such Plan termination or expiration.
(e)Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of April 1, 2020, as amended and restated. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not adversely affect any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted.
(f)No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him or her for such shares or the issuance of shares to him or her in book-entry form.
(g)Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.
(h)No Fractional Shares. No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan, any Award or any Award Agreement. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(i)Regulations and Other Approvals.
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(i)The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
(ii)Each Award is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration, authority or qualification of Stock issuable pursuant to the Plan is required under the rules and regulations of the Securities and Exchange Commission, any securities exchange on which shares of the same class are then listed, or under any U.S. state or federal law or non-U.S. law, or the consent or approval of any governmental or regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless such listing, registration, authority, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
(iii)In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with any present intention to sell or distribute such Stock if, in the opinion of counsel for the Company, such a representation is required.
(j)Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Nevada without giving effect to the conflict of laws principles thereof.
(k)Foreign Employees. Awards may be granted to employees who are foreign nationals or employed or engaged outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.
(l)Section 409A of the Code. The Plan and any Awards granted thereunder are intended to comply with, or be exempt from, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under such Code section, except as otherwise determined in the sole discretion of the Committee. To the extent a provision of the Plan or an Award is contrary to or fails to address the requirements of Section 409A of the Code, the Plan or Award, as the case may be, shall be construed and administered as necessary to comply with, or be exempt from, such requirements until the Plan or Award is appropriately amended to comply with, or be exempt from such requirements, except as otherwise determined in the sole discretion of the Committee. Notwithstanding the foregoing, the Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of such Code section, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under such Code section. All payments that constitute deferred compensation under Section 409A of the Code and that are to be made upon a termination of employment, may only be made upon a “separation from service” under such Code section, and all such payments shall be subject to a six-month delay to the extent required under such Code section, in each case, to the extent necessary to comply with such Code section. In no event will the Company or any of its Subsidiaries or other Service Recipients have any responsibility, obligation or liability under the terms of this Plan or any Award Agreement to reimburse, indemnify, or hold harmless any Grantee or any other person with respect to Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A of the Code.

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, and 4.

1. Election of Directors:	01 Richard W. Blakey	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	02 João "John" M. de Figueiredo	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	03 Douglas D. Dirks	☐	Vote FOR the nominee	☐	Against	☐	Abstain

ò Please detach here ò

	04 James R. Kroner	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	05 Michael J. McColgan	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	06 Michael J. McSally	☐	Vote FOR the nominee	☐	Against	☐	Abstain
2. To approve the proposed Amended and Restated Equity and Incentive Plan.			☐ For	☐	Against	☐	Abstain
3. To approve the Company's executive compensation.			☐ For	☐	Against	☐	Abstain
4. Ratification of the appointment of the Company's independent accounting firm, Ernst & Young LLP, for 2020.			☐ For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

EMPLOYERS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 28, 2020
9:00 a.m. Pacific Daylight Time
10375 Professional Circle
Reno, Nevada 89521

Due to the emerging health impact and as part of our precautions regarding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the 2020 Annual Meeting of Stockholders may be held solely by means of remote communication (a virtual meeting). If we determine that a change to a virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Lori A. Brown and Marcus G. Bolinder, or either of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 28, 2020, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted "FOR" the Director nominees listed in Proposal 1, "FOR" approval of the proposed Amended and Restated Equity and Incentive Plan in Proposal 2, "FOR" approval of the compensation paid to the Company's Named Executive Officers in Proposal 3, and "FOR" ratification of the Company's independent accounting firm, Ernst & Young LLP, for 2020 in Proposal 4. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*	I
INTERNET/MOBILE www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 27, 2020.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 27, 2020.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	VOTE IN PERSON Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 28, 2020 at 9:00 a.m. (PDT) at 10375 Professional Circle, Reno, Nevada 89521.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.